     As filed with the Securities and Exchange Commission on May 1, 2000.
                                             Registration No. 333-90117

===========================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                        ------------------------------

                       Pre-Effective Amendment No. 2 to

                                   FORM SB-2

                            REGISTRATION STATEMENT
                                     UNDER
                            SECURITIES ACT OF 1933
                        ------------------------------

                                iGENISYS, INC,
                        ------------------------------
                (Name of small business issuer in its Charter)

     Colorado                        8742                   84-1485196
---------------------            -------------         -------------------
(State or other juris-   (Primary Standard Industrial  (IRS Employer Iden-
diction of incorpora-     Classification Code Number)  tification Number)
tion or organization)

                        654 North Belt East, Suite 310
                             Houston, Texas  77060
                                (281) 820-0200
                             (281) 447-8291 (fax)
                        ------------------------------
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                Carylyn K. Bell
                               Registered Agent
                   3200 Cherry Creek Drive South, Suite 430
                            Denver, Colorado 80209
                                (303) 282-4800
                             (303) 282-5800 (fax)
                        ------------------------------
           (Name, address, including zip code, and telephone number
                       of agent for service of process)

                                  Copies to:
                        ------------------------------
                           Clifford L. Neuman, Esq.
                             Neuman & Drennen, LLC
                               1507 Pine Street
                           Boulder, Colorado  80302
                                (303) 449-2100
                             (303) 449-1045 (fax)
                        ------------------------------

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.    [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

==========================================================================

                        CALCULATION OF REGISTRATION FEE


Title of                         Proposed      Proposed
Each Class of                    Maximum       Maximum
Securities          Amount       Offering      Aggregate      Amount of
to be               to be        Price per     Offering       Registration
Registered          Registered   Share         Price (1)      Fee
-------------       ----------   ---------     ----------     ------------

Common Stock,
$.001 par value
to be sold by
the Company         1,500,000    $1.50         $ 2,250,000    $594.00

Common Stock,
$.001 par value
to be sold by
the Selling
Shareholders        2,955,291    $1.50         $ 4,432,937    $1,170.30

Total               4,455,291    $1.50         $ 6,682,937    $1,764.30

--------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                               EXPLANATORY NOTE

     This Registration Statement contains two forms of Prospectuses; one to be used in connection with the offering of up to 1,500,000 shares of the Company's common stock, $.001 par value, and one to be used in connection with the sale of common stock by certain selling shareholders. Both prospectus will be identical in all respects except for the alternate pages for the Selling Shareholders Prospectus included herein and labeled "Alternate Page for Selling Shareholders Prospectus."

                                iGENISYS, INC.

                             Cross-Reference Index

Item No. and Heading                          Location
     In Form SB-2                           in Prospectus
Registration Statement
----------------------                   -------------------

1.   Forepart of the Registration       Forepart of Registration Statement
  Statement and Outside Front           Statement and Outside Front Cover
  Cover Page of Prospectus              Page of Prospectus

2.   Inside Front and Outside Back      Inside Front and Outside Back Cover
     Cover Pages of Prospectus          Pages of Prospectus

3.   Summary and Risk Factors           Prospectus Summary; Risk Factors

4.   Use of Proceeds                    Use of Proceeds; Risk Factors

5.   Determination of Offering Price    Front Cover Page

6.   Dilution                           Dilution; Risk Factors

7.   Selling Securityholders            Selling Shareholders and Plan of
                                        Distribution

8.   Plan of Distribution               Terms of Offering

9.   Legal Proceedings                  Legal Proceedings

10.  Directors, Executive Officers,     Management
     Promoters and Controlling Persons

11.  Security Ownership of Certain      Security Ownership of
     Beneficial Owners and Management   Management and Principal
                                        Stockholders

12.  Description of Securities          Description of Securities

13.  Interest of Named Experts and      Legal Matters; Experts
     Counsel

14.  Disclosure of SEC Position on      Management - Indemnification and
     Indemnification for Securities Act Limitation on Liability of
     Directors

15.  Organization Within Last Five      The Company; Business - Overview
     Years

16.  Description of Business            Prospectus Summary; Risk Factors;
                                        Business

17.  Management's Discussion and        Management's Discussion and
     Analysis or Plan of Operation      Analysis of Financial Condition and
                                        Results of Operations; Financial
                                        Statements; Business

18.  Description of Property            Business

19.  Certain Relationships and Related  Certain Transactions
     Transactions

20.  Market for Common Equity and       Certain Market Information
     Related Stockholder Matters

21.  Executive Compensation             Management - Executive Compensation

22.  Financial Statements               Financial Statements

23.  Changes in and Disagreements with  *
     Accountants on Accounting and
     Financial Disclosure

-----------------

* Omitted from Prospectus because Item is inapplicable or answer is in the negative

               The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


               SUBJECT TO COMPLETION, DATED _____________, 2000

                                  PROSPECTUS

                                iGENISYS, INC.
                       1,500,000 Shares of Common Stock


iGeniSys, Inc. is offering up to 1,500,000 shares of its common stock. The offering will begin on the date of this Prospectus and will end 90 days from the date of this Prospectus, unless all of the shares are sold sooner. There is no minimum investment requirement and, as a result, we cannot predict how many shares will be sold. We have made no arrangement to place funds received into a trust, escrow or other similar account. The public offering price per share will be $1.50.


Before this offering, there has been no public market for our common stock.

At the same time that this offering will begin, an additional 2,955,291 shares of common stock will be offered for sale by certain selling shareholders.

               Investing in our common stock involves a high degree of risk. You should read the "Risk
               Factors" beginning on Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is __________, 2000.

                              PROSPECTUS SUMMARY

About Our Company


     Please note that throughout this Prospectus the words "we", "our" or "us" refers to iGeniSys, Inc., the parent company, and its wholly-owned subsidiary GeniSys Information Systems, Inc., and not to any of the selling shareholders. We will refer to the parent corporation separately as iGeniSys and the subsidiary as GeniSys.

     We are a business-to-business software development, integration and consulting company specializing in providing business solutions for medium and large corporations, and government agencies that manage, execute or finance capital projects. While historically we have relied primarily on consulting revenues, we have evolved into creating software that complements our services and allows us to offer a more complete solution to our clients. Some of our software products are complete and offered commercially, while others are in development and in beta installations. These products are modular in construction with individual modules performing different functions, focus on timely communication of information using internet-based reporting about the status of a particular project or program. Our software with three dimensional graphic presentations of actual plans tied to business data combined with existing client systems is designed to allow managers to review, consolidate, filter and analyze their data on a near real-time basis over the Internet to permit more effective decision making.

     Our software development program is ongoing. Many of the ideas that become our software products come from our field consultants who are working with large companies and their enterprise systems which provide us with feedback on where our products need to focus to maximize value for our clients. Our consulting to date has led to relationships with Microsoft Corp., Arthur Andersen, LLP and other organizations that help us with our marketing. Currently, we are installing, or have just completed installations of our software at Kinko's Corporation, The City of San Antonio, Boeing, Charter Communications and other organizations.

     Our principal executive offices are currently located in Houston, Texas at 654 North Belt East, Suite 310, Houston, Texas 77060. Our telephone number at that address is (281) 820-0200; our facsimile number is (281) 447-8291.
Our Internet Website address is http://www.genisystems.com. In addition to our corporate office, we maintain a presence in Denver, Colorado, Torrance (Los Angeles), California and Washington, D.C.

                              About The Offering


Securities offered:           1,500,000 shares of common stock

Price to the public:          $1.50 per share


Manner of sales:              Primarily through our officers and directors.
                              However, we may use the services of
                              broker/dealers to help us sell the shares.

Commissions:                  No commissions will be paid on sales by our
                              officers and directors; we may pay
                              broker/dealers who help us sell shares a commission of 10% on sales made by them.

Term of offering:             The offering will begin on the date of this
                              Prospectus and will end 90 days from the date of this Prospectus, unless all 1,500,000 shares of common stock are sold sooner.

No minimum investment/no
escrow: No minimum investment is required. We have made no arrangement to place funds received into a trust, escrow or other similar account.

Subscription agreements:      Investors in the offering will be required to
                              sign a subscription agreement at the time of their investment. Investors will receive their certificates within 30 days following their investment.


Participation by affiliates:  Our affiliates may purchase shares in the offering; however, no affiliate has made any commitment to participate. We have not placed any limitation on the number of shares an affiliate may purchase in the offering.

                            Summary Financial Data

     The following financial information summarizes the more complete historical financial information enclosed in this prospectus. You should read the information below along with all other financial information and analysis in this prospectus. Please do not assume that the results below indicate results we will achieve in the future.

                                    March 31,
                          -----------------------      December 31,
                              1999           1998          1999
                          ------------   ------------  ------------

Current assets            $ 1,107,489    $ 1,016,316   $   560,478

Current liabilities       $(1,467,455)   $(1,047,773)  $(1,432,699)

Net working capital
 deficit                  $  (359,966)   $   (31,457)  $  (872,221)

Development costs, net    $   299,819    $    46,521   $   341,155

Equipment, net            $   147,359    $    94,078   $   147,693

Convertible note payable,
 shareholder              $       -0-    $   (75,000)  $       -0-

Shareholders' equity
 (deficit)                $    154,056   $     5,024   $ (267,280)

Total assets              $ 1,644,821    $ 1,171,699   $ 1,165,419

                       For the Periods         For the Nine Months
                      Ended March 31,          Ended December 31,
                 ------------------------- --------------------------
                     1999         1998         1999          1998
                 -----------   -----------  -----------  -------------

Revenues         $3,049,128    $1,882,445  $ 2,032,767   $  1,868,671

Operating (loss)
 income          $ (466,934)   $    5,821  $  (813,185)  $   (512,527)

Net loss         $ (549,243)   $  (20,076) $  (893,136)  $   (558,702)

Weighted average
 number of shares 6,165,715     4,602,510   10,295,938      4,602,510

Basic and diluted
 loss per share  $    (.089)   $    (.004) $     (.087)  $      (.121)

                                RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk. Please carefully consider the following risk factors, as well as the possibility of the loss of your entire investment in our securities, before deciding to invest in our common stock.

We have a history of operating losses and may continue to incur operating losses

     We have incurred operating losses since our inception amounting to a net accumulated deficit of $1,462,455 as of December 31, 1999. Such losses are attributed to initial costs of starting the business, expenditures made in developing corporate relationships with Microsoft and Arthur Andersen, LLP, and expenses incurred developing initial releases of our software. We continue to incur expenses relating to software development, expansion of our markets, and personnel training. We anticipate that future losses will occur, and there can be no assurances that our products will be accepted in the marketplace nor that we will generate profitable operations.


The proceeds of this offering will not provide us with all the working capital that we need

     As there is no minimum funding in this offering and no commitment from any investor to purchase any of our common stock, we cannot be assured that we will receive any proceeds from this offering, let alone sufficient proceeds to satisfy our immediate or near term working capital needs. We may seek additional funding through public or private financings or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, our existing stockholders, including those who invest in the offerings described in this prospectus, may experience substantial dilution. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or reduce our operations. We may also be forced to obtain funds by entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our products or technologies that we would not otherwise relinquish. In December 1999, January 2000 and February 2000, our major stockholder and director loaned us
$276,500 to meet our obligations. We may need additional funding of this type while this offering is being completed.

We believe that our future success will depend, in part, on our new software products that are largely untested and may not be successful

     Historically we have been primarily a project management consulting firm, with limited sales of software. Over 90% of our revenues since inception in 1997 have been derived from consulting with clients on a wide range of project management issues. However, we believe that to be successful we must distinguish ourselves with our proprietary management software. Commercially marketable versions of our software design are nearing completion and we are currently testing enhanced versions of the prototype systems, but we need additional financial resources to complete the software and make it ready for market. Further, we need funds to expand our marketing efforts. However, the software is largely untested and may not be commercially successful.

The book value of our software reflected in our financial statements may not be realized


     As of December 31, 1999, we had $341,155 of net capitalized software costs and this represents 29% of our total assets. We have capitalized software development costs incurred to date based upon the guidance of generally accepted accounting principles and our belief that our software has future value. These accounting principles also require us to evaluate the carrying costs of our software in relation to the estimated revenues that these software packages will generate in future periods. If the expected revenues do not exceed the capitalized software costs, such costs should be written-down to net recoverable value.

There is no minimum offering and no commitment to buy our shares

     Our management and directors are planning to sell the 1,500,000 shares under the Company offering without the assistance of an underwriter. This, along with the other risks discussed in "Risk Factors," increases the possibility that we may not be successful in selling the 1,500,000 shares. If we are not successful in this offering, our planned software development, market expansion, and opening of a regional office will have to be substantially reduced.


Our ability to sell shares of common stock in the offering may be adversely affected by resales of shares by the selling shareholders

     We are currently planning to undertake our offering of up to 1,500,000 shares of common stock at the same time that the selling shareholders will be offering for resale their shares of common stock. Although we do not intend to develop a public trading market for our common stock until our offering is terminated, the selling shareholders may be offering their shares of stock in privately negotiated transactions at prices below the price to the public in our offering. If this occurs, it may adversely affect our ability to sell shares in our offering. In this event, we will be forced to either lower the offering price to the public, which must be made by an amendment to our registration statement, or terminate the offering. In either event, investors in our offering will be adversely impacted by greater dilution as well as an increased risk that we will not be able to continue as a going concern.


Our business must keep pace with rapid technological changes

     We are a small, start-up entity with limited resources and technology changes can be cost prohibitive for our company. In addition, we have a limited number of staff assigned to ensure that we remain current and up-to-date with a rapidly evolving technology world. If we are unable to stay abreast of such technology changes, it could render our products obsolete, thus reducing their value and our ability to generate sales.

Project management and software development professionals are in short supply

     While the software applications and programs that we have developed are important to our success, our future success also depends in large part upon our ability to attract, retain and motivate highly skilled employees, particularly software development, senior project managers, and other senior personnel with experience in a wide variety of businesses and industries.
Qualified senior project managers and development professionals are in particularly great demand and are likely to remain a limited resource for the foreseeable future.

We face significant competition

     The software development, project and program consulting and strategic business consulting industries are comprised of a large number of participants, are subject to rapid changes and are highly competitive. We compete with, and face potential competition from, a number of companies that have significantly greater financial, technical and marketing resources and greater name recognition than we have. We also compete with smaller service providers whose specific, more narrowly focused service offerings may be more attractive to potential clients than our multi-dimensional approach. Our clients primarily consist of government entities and agencies, Fortune 500 companies, and other large corporations. There are an increasing number of companies in the software development, project consulting markets targeting this client base. We believe that our ability to compete in these markets depends in part on a number of factors outside our control, including the ability of our competitors to hire, retain and motivate a significant number of skilled project managers, our competitors ownership of, or ability to develop, software applications that are competitive with our products and services, and the price at which others offer comparable services.

     In addition, our competitors have and continue to develop or acquire in-house expertise and/or software applications similar to those which we provide. This could decrease demand for our software and our services. No assurance can be given that we will be able to maintain our existing client base, maintain or increase the level of revenue generated by our existing clients or be able to attract new clients.

We may be unable to protect our intellectual property rights

     Software

     We are developing certain foundation and application software tools, programs and products that we will own and license to our clients. We regard this software as proprietary and protect our rights in it where appropriate with copyrights, trademarks, trade secret laws and contractual restrictions on disclosure and transferring title. We cannot assure you that any steps we take in this regard will be adequate to protect our rights or that third party companies could develop functionally equivalent products.

     Trademarks


     We have developed and rely on the trademarks that we use with our products, including GeniSys Enterprise Manager(-TM-) or GEM(-TM-), Visual
Project Manager(-TM-) or VPM(-TM-) , Gatekeeper(-TM-) and Tracer(-TM-). We cannot assure you that we will obtain registrations for our trademarks or that we will not be subject to opposition, cancellation or infringement proceedings based upon the use of a particular trademark.


     Trade Secrets

     In addition, our success is dependent upon our specialized expertise and methodologies. To protect this proprietary information, we rely upon a combination of trade secret and common laws, employee nondisclosure policies and third party confidentiality agreements. However, there can be no assurance that any of the steps we take will be adequate to deter misappropriation of our specialized expertise and methodologies.

     Although we believe that our services and products do not infringe on the intellectual property rights of others, there can be no assurance that an infringement claim will not be asserted against us in the future.

Selling price of shares greater than net tangible book value


     Investors purchasing shares of our common stock in this offering will incur immediate and substantial dilution of their investment of approximately
$1.39 per share, or 93% of the offering price, based upon our adjusted net tangible book value as of December 31, 1999. To the extent that currently outstanding options to purchase our common stock are exercised, there will be further dilution to investors acquiring shares of common stock.


The selection of our Board of Directors is controlled by Mr. and Mrs. Bell

     Our Articles of Incorporation authorize the issuance of 10,000 shares of Class B Common Stock only to J. Daniel Bell, our Chairman. These shares of
Class B Common Stock give Mr. Bell the right to select a majority of the members of our Board of Directors. In addition, Carylyn K. Bell, Mr. Bell's wife, is the beneficial owner of 62% of our outstanding Class A Common Stock before the offering, and even if the maximum offering is sold, will be the beneficial owner of 53% of our Class A Common Stock after the offering.
Accordingly, Mr. and Mrs. Bell will have the ability to control the selection of all of our directors.

We have been arbitrary in setting the offering price

     The offering price of the shares of common stock we are offering was arbitrarily determined by us and is not necessarily related to our assets, book value or financial condition, and may not be indicative of our actual value.

Future issuances of our stock could dilute current shareholders and adversely affect the market, if one develops

     We have the authority to issue up to 100,010,000 shares of common stock, 50,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

     The issuance of preferred stock by our Board of Directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

Future sales of our common stock could adversely affect the market

     Future sales of our common stock into the market may also depress the market price of our common stock if one develops in the future. We have issued common stock, as well as options and warrants to purchase our common stock. Sales of these shares of our common stock or the market's perception that these sales could occur may cause the market price of our common stock to fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate or to use equity as consideration for future acquisitions.

There is no public trading market for our common stock


     There currently exists no public trading market for our common stock. We do not intend to develop a public trading market until our offering is terminated. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your investment without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock.


No broker or dealer could maintain a market in our stock

     We have no agreement with any broker or dealer to act as a marketmaker for our securities and there is no assurance that we will be successful in obtaining any marketmakers. Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a marketmaker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

Over-the-counter stocks are very risky

     The over-the-counter markets for securities such as our common stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and the investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of the common stock. See "Certain Market Information."

     We have not applied to have our shares listed on Nasdaq, and do not plan to do so in the foreseeable future. As a result, trading, if any, in our securities will be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet Nasdaq listing requirements, or in what are commonly referred to as the "pink sheets." As a result, you will find it substantially more difficult to dispose of our securities. You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock. Finally, depending upon several factors, including the future market price of our common stock, our securities are and may remain subject to the "penny stock" rules. These "penny stock" rules place stringent requirements on brokers and investors who want to buy or sell our shares and generally have a negative and depressive effect on the trading price of public shares subject to the rules.

We cannot be sure that all risks associated with the Y2K problem have passed


     We have not encountered any Year 2000 problems, however there is still a risk of the following consequences:

     * operational inconveniences and inefficiencies for us, our service and content providers and our visitors that may divert our time and attention and financial and human resources from our ordinary business activities; and

     * lesser system failures that may require significant efforts by us, our service and content providers or our visitors to prevent or alleviate material business disruptions.

     We view the risk of material disruption to our service to be immaterial and accordingly have not formulated a detailed contingency plan.

                          FORWARD-LOOKING STATEMENTS

In General

     This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the software development, computer-based project management, consulting and strategic business consulting industries, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:


     * changes in general economic and business conditions affecting the software development, computer-based project management consulting and strategic business consulting industries;

     *    technical developments that make our products or services obsolete;

     *    changes in our business strategies;

     *    the level of demand for our products and services; and

     * our ability to develop or maintain strategic relationships within the software development, computer-based project management consulting and/or strategic business consulting industries.

     In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

No "Safe Harbor"

     The Private Securities Litigation Reform Act of 1995, which provides a
"safe harbor" for similar statements by existing public companies, does not apply to our offerings.


                                USE OF PROCEEDS

     As we are conducting this offering as a direct public offering through our officers and directors without a minimum investment requirement, we cannot accurately predict the amount, if any, of net proceeds that we may receive from the sale of our shares. If the maximum of 1,500,000 shares is sold at the public offering price of $1.50 per share, we will receive gross proceeds of $2,250,000. If all of those sales are made through participating selling agents to whom a 10% commission is paid and assuming our estimated offering expenses to be $100,000, we would estimate our net proceeds from the maximum offering to be approximately $1,925,000. Actual proceeds realized by the Company from the offering could be substantially less than that amount.

     As we cannot accurately predict the amount of net proceeds that we will receive from the offering, the following sets forth our anticipated uses of the funds in a decreasing order of priority:


     * The first $250,000 in proceeds will be used to complete the development of our software products

     * The next $700,000 in proceeds will be used to pay our creditors to the extent necessary to avoid disruption of our operations

     *    To the extent proceeds are available, we will use approximately
          $100,000 in proceeds to expand our marketing efforts

     * To the extent additional offering proceeds are generated, the remaining funds will be used, subject to the discretion of management, to:

          *    Recruit and train additional personnel

          *    Add regional offices as part of our growth strategy

          * General corporate purposes, including working capital, funds for operation and overhead expenses

     There is no minimum funding requirement. All funds received from the offering will be placed immediately into our general operating account and used according to the priorities set forth above.

     We have approximately $500,000 in current liabilities to vendors and related companies that have provided us with products and services in the past. In addition, we owe Mrs. Bell, our principal stockholder, Jennings D.
Bell, Jr., J. Daniel Bell's father, and Mr. Fong, one of our directors, approximately $376,000 in short term loans. While we will try to use the proceeds of the offering, if and to the extent they are received, to continue the momentum of our software development program, it may be necessary for us to divert some of those funds to the repayment of our creditors if to do so becomes necessary in order to avoid unreasonable business interruption.


                                DIVIDEND POLICY

     We have not declared or paid cash dividends on our common stock in the preceding two fiscal years. We currently intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our Board of Directors.

                                CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999 on an actual basis. This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.


                                                      As of December 31,
                                                           1999 (1)
                                                         ------------

Shareholders' Equity
  Preferred Stock, $.01 par value, 50,000,000
     shares authorized; no shares outstanding            $        -0-
  Common Stock, $.001 par value; authorized
     100,010,000 shares:
     Class A, issued and outstanding 10,915,027
       shares (actual)                                         10,915
     Class B, issued and outstanding 10,000
       shares                                                      10
  Additional paid-in capital                                1,184,250
  Accumulated deficit                                      (1,462,455)
                                                         -------------
       Total shareholders' deficit and capitalization    $   (267,280)
                                                         =============

-----------------

(1) Does not include 2,500,000 shares of common stock we may issue upon exercise of options which may be granted under our Equity Incentive Plan. Currently under the Plan we have issued 1,960,000 options which are subject to outstanding and unexercised options having an exercise price. Of the 1,960,000 options, 1,449,000 options are currently not exercisable by the holder but will vest in the future, subject to the holder's continuing employment.

                                   DILUTION


     At December 31, 1999, we had a historical net tangible book value of ($608,435) or ($.056) per share based upon 10,925,027 shares of Class A and Class B Common Stock outstanding. Net tangible book value per share is determined by dividing the number of outstanding shares of common stock into our net book value (total assets less total liabilities) and then subtracting capitalized, intangible software developments costs. If we sell all 1,500,000 shares of common stock that we are offering, of which there is no assurance, (after deducting $225,000 of estimated commissions assuming all sales are made through participating selling agents and $100,000 of estimated offering expenses), the adjusted net tangible book value as of December 31, 1999 would have been $1,316,565 or $.11 per share of common stock. This represents an immediate increase in net tangible book value of $.17 per share to current stockholders and an immediate dilution of $1.39 per share, or 93%, to you as an investor in our offering. To the extent fewer shares are sold in the offering, the dilution to investors will be greater. The following table illustrates the per share dilution, assuming all 1,500,000 shares are sold in our offering:(1)



Public offering price per share of common stock                    $1.50
  Net book value per share of common stock
     before offering                                    ($.06)
  Increase per share of common stock attributable to
       new investors                                      .17
                                                       -------
Adjusted net book value per share of common stock
  after offering                                                     .11
                                                                  ------
Dilution of net book value per share of common stock
  to new investors                                                 $1.39
                                                                  ======
Dilution per share of common stock as a percentage of
  offering price                                                   93.0%
                                                                  ======

----------------

(1) Does not include 2,500,000 shares of common stock we may issue upon exercise of options which may be granted under our Equity Incentive Plan. Currently under this Plan, we have issued 1,960,000 having an average exercise price of $.40 per share, with 1,449,000 subject to future vesting.


     The following table sets forth, as of the date of this offering, the number of shares of common stock purchased, the percentage of total consideration paid, and the average price per share paid by (i) our existing stockholders and (ii) investors purchasing shares of common stock in this offering, before deducting estimated offering expenses we are responsible for paying.


                                                                   Average
                           Shares Purchased   Total Consideration   Price
                           ----------------   ------------------- --------
                           Number    Percent   Amount    Percent  Per Share
                         ---------   -------  --------   -------  --------

Existing Stockholders   10,925,027    87.9%  $1,195,175   34.7%     $ .11
New Investors           1,500,000(1)  12.1%   2,250,000    65.3%    $1.50
                         ---------  -------   ---------  -------
Total                   12,425,027   100.0%  $3,445,175  100.0%     $ .28
                        ==========   ======  ==========  ======

--------------

(1)  Estimated.

                          CERTAIN MARKET INFORMATION


     There currently exists no public trading market for our common stock. We do not intend to develop a public trading market until our offering has terminated. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, there can be no assurances that you will be able to liquidate your investment without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.


     In addition, it is likely that the Company's common stock will be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

     These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

                            SELECTED FINANCIAL DATA

     Set forth below is our selected financial data as of and for our years ended March 31, 1999 and 1998 and as of and for the nine month periods ended December 31, 1999 and 1998 financial information is derived from our consolidated financial statements and related notes included elsewhere in this prospectus and is qualified by reference to these consolidated financial statements and the related notes thereto.

                                   Periods Ended       Nine Months Ended
                                     March 31,           December 31,
                              ----------------------- -------------------
                                 1999        1998       1999      1998
                              ----------  ----------  ---------     ---------
Statements of Operations Data
 Revenues                     $3,049,128 $1,882,445 $2,032,767  $1,868,671

 Operating expenses           $3,516,062 $1,876,624 $2,845,952  $2,381,198

 Operating (loss) income       $(466,934)    $5,821  $(813,185)  $(512,527)
 Interest expense                $82,309    $25,897    $79,951     $46,175

 Net loss                      $(549,243)  $(20,076) $(893,136)  $(558,702)

 Basic and diluted loss per
  share(1)                       $ (0.89)   $ (.004)   $ (0.87)     $(.121)

 Weighted average number of
  shares outstanding(1)        6,165,715  4,602,510 10,295,938   4,602,510

                                     At March 31,
                             ----------------------------  At December 31,
                                  1999           1998           1999
                              ------------   -------------  -------------

Balance Sheet Data

 Total assets                  $1,644,821     $1,171, 699    $1,165,419

 Working capital deficit        ($359,966)      ($31,457)     ($872,221)

 Total liabilities             $1,490,765     $1,166,675     $1,432,699

 Accumulated deficit            ($569,319)      ($20,076)   ($1,462,455)

 Shareholders' equity (deficit)  $154,056         $5,024      ($267,280)

----------------


(1) Based upon the weighted average number of shares outstanding for the years ended March 31, 1998 and 1999 and the nine month periods ended December 31, 1999 and 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

Overview

     We operate with iGeniSys Inc. as the holding company of GeniSys Information Systems, Inc. Our operations to date have been conducted through our subsidiary.

     An independent group of investors formed Zion Enterprises, Inc. in February 1996 as a Colorado corporation. Zion was formed for the sole purpose of establishing a widely held company that would subsequently seek a merger with another entity that desired to merge into a public entity. Zion had no operations or business activity and had never been subject to the reporting requirements of the Securities Exchange Act of 1934. In March 1999, Zion acquired all of the outstanding shares of the common stock of GeniSys in exchange for 75% of the total issued and outstanding shares of Zion. Zion became the parent company of GeniSys through this transaction. As a result of the transaction, the former officers and directors of GeniSys assumed control of Zion and changed the name to iGeniSys, Inc. This transaction has been accounted for as an acquisition of Zion by GeniSys and a recapitalization of GeniSys. The historical financial statements prior to this transaction are those of GeniSys as Zion had no activities and such financial statements are included in this document.


     Our subsidiary, GeniSys, is a Colorado corporation formed on May 1, 1997. Our primary business is consulting in the project management arena and the development project and enterprise program management software. We also perform services relating to assisting our customers in implementing our software and improving overall project management and control.

     Historically we have been primarily a project management consulting firm with limited sales of software. Over 90% of our revenues since inception in 1997 have been derived from consulting with clients on a wide range of project management issues. For the fiscal year ended March 31, 1999, 90.2% of our revenues were attributable to consulting fees, and 9.8% attributable to software sales. For the nine months ended December 31, 1999, approximately 95% of our revenues were attributable to consulting fees, and 5% attributable to software sales. However, separating our revenues between consulting services and software sales is not important to our financial performance, since each of our clients is provided a total project management solution which consists of a combination of software, training and consulting services.

Results of operations - year ended March 31, 1999 versus the period from inception (May 1, 1997) to March 31, 1998

     Net loss for the year ended March 31, 1999 versus the period from inception (May 1, 1997) to March 31, 1998 changed to a net loss of $549,243 from a net loss of $20,076 in 1998. This increase in net loss was due to increased operating costs as we expanded our business and product development costs in their initial phases. Revenues for 1999 increased 61.9% ($1,166,683) to $3,049,128 from $1,882,445 in 1998. This increase was due to the expanded marketing efforts by our officers and the expansion of our alliance with Arthur Andersen. Our revenues also increased as we were able to increase our consulting hourly rates as our customer base became more established and we did not need to substantially discount our billing rates to win work.
However, in 1999 our costs of operations increased 87.4% ($1,639,438) to $3,516,062 from $1,876,624 in 1998. This increase is a result of the our efforts to grow and reflects increases in marketing, development costs of a research and development nature and general overhead expenses.

     The revenues generated from work performed for Arthur Andersen, LLP represented $915,630 (30.0%) in 1999 and $785,346 (41.7%) in 1998. Our
management does not believe this dollar level of revenue will decrease in the future. In addition, another customer accounted for 10% of our revenues during the year ended March 31, 1999. Our management is attempting to diversify our customer base and believes the percent of our revenues derived from these customers will decrease in the future.

Results of operations -- Nine months ended December 31, 1999 versus the nine months ended December 31, 1998

     Net loss for the nine-month period ended December 31, 1999 was $893,136 compared to a net loss for the nine-month period ended December 31, 1998 of $558,702. This 59.9% ($334,434) increase in our net loss is due to making selective investments in certain of our projects, thus increasing contract costs coupled with the increased level of marketing and sales efforts. However, in comparison to the prior nine-month period, revenues increased 8.8% ($164,096) from $1,868,271 to $2,032,767 for the period ended December 31,
1999. This increase reflects our efforts to expand corporate relationships and our marketing efforts are being successful.

     However, our operations and sales were adversely impacted in the last three months of 1999, as customers postponed purchases of software and consulting services due to concerns over the Year 2000 system issues. Year 2000 concerns caused many software companies to have reduced levels of income in the last quarter of calendar 1999. Our management made the decision that it was in our best long-term interest to retain our core group of professionals as opposed to eliminating these positions. This decision increased our overhead costs as unassigned personnel costs increased over the same period in 1998, while our revenues decreased.


     Although revenues increased by $164,096, our costs of operations increased from $2,181,198 for the nine month period ended December 31, 1998 to $2,845,952 (a 30% increase) for the similar period ended December 31, 1999.
In addition to increased unassigned labor costs, this increase in operating costs was due to costs of performing work under our contracts as we made investments in certain projects to be certain that our software functioned at the highest level during this initial product roll-out phase. In addition and as previously noted, our sales and marketing related expenses increased due to expenses related to product introduction.


Liquidity and capital resources

     We have financed our operations to date primarily through the private sale of equity securities and borrowings from our majority shareholder and other related parties. During the year ended March 31, 1999, we sold 1,472,083 shares of our common stock for $580,000. Through December 31, 1999, we sold an additional 960,004 of our common stock for $471,800.


     Since we began operations, we have experienced a shortage of working capital. We need additional working capital in order to support our growth. We do not believe that the working capital available to us through commercial lenders will be sufficient to support all of our current and future growth. As a result, we are depending upon the proceeds of this offering to supply us with needed working capital. Unfortunately, since we are conducting the offering ourselves, we are uncertain that this offering will be successful in providing us with the needed funds. It is likely that additional financings will be necessary in the future which may involve either the sale of additional equity or debt. In either case, the terms of future financings could have an adverse effect on the value of our securities.

     Our working capital needs continue. In December 1999, our majority shareholder loaned $50,000 in order for us to meet our operating costs. Such loan is due in June 2000 and requires monthly payments with interest at 15%. Further, in January 2000, our majority shareholder and Mr. Bell's father loaned an additional $135,000 to the Company, which carries the same rate of interest and is due in 90 days. In February 2000, a member of the Company's Board of Directors loaned $100,000 to the Company. This loan was made to meet our operating cash needs to purchase some past-due invoices from our financial institution. This loan is secured by the purchased invoices and a second loan on our software products. The loan carries an interest rate of 15% and is payable in May 2000.


     As of March 31, 1999, we had a working capital deficit of $359,966 compared to a deficit of $31,457 as of March 31, 1998. We also had a bank overdraft of $16,632 and $23,937 as of March 31, 1999 and 1998, respectively. Our accounts receivable remain outstanding to major corporations and consulting firms and stayed fairly consistent at $933,134 as of March 31, 1999 and $889,091 as of March 31, 1998. Our accounts payable were $508,954 and $402,378 as of March 31, 1999 and 1998, respectively. Our operations used cash for the periods ended March 31, 1999 and 1998 of $537,095 and $174,207, respectively.

     As of December 31, 1999 we had a working capital deficit of $872,221 versus a deficit of $359,966 as of March 31, 1999. This increase in the working capital deficit is due to the cash required to fund the operating loss for the nine-month period ended December 31, 1999 and to fund the selective investments in our projects and increased marketing efforts, as previously discussed. As of December 31, 1999, we had a bank overdraft of $59,360 versus $16,632 as of March 31, 1999. Accounts receivables decreased to $465,260 as of December 31, 1999 from $933,134 as of March 31, 1999 due to the reduced revenues in the last quarter of calendar 1999, our collection efforts, and the payment on government contracts under which we performed work as a subcontractor. Our accounts payable remained consistent from March 31, 1999 ($508,954) to December 31, 1999 ($551,231). Included in our accounts payable is approximately $400,000 of accumulated travel and other expenses which have been charged to credit cards and must be repaid from future sources of capital. Also, we owe a related company $126,304 for prior advances that also must be repaid. For the nine months ended December 31, 1999 and 1998, our cash flow from operations used $278,627 and $289,809, respectively.


     In 1999, we entered into a revolving credit agreement with Strategic Finance, Inc. under which we obtained a factoring line of credit with a maximum borrowing limit of $2,000,000. The line of credit was secured by our accounts receivable and personally guaranteed by Mr. and Mrs. Bell. At April 10, 2000, the outstanding balance on the line of credit was $540,000.
However, we have been informed by Strategic Finance that they are terminating our credit arrangement effective April 29, 2000. We have obtained a temporary backup line of credit from Guaranty Bank & Trust Company in Denver, Colorado, with a maximum borrowing limit of $500,000 which is also guaranteed by Mr. and Mrs. Bell and secured by accounts receivable. We recognize that this backup line of credit will be inadequate to satisfy our working capital requirements. As a result, we are in discussions with other lenders in an effort to obtain a working capital line of credit with higher limits. However, if we are unsuccessful in these efforts and if this offering is unsuccessful, we will experience a significant shortage of working capital. In this event, we will have to rely on working capital loans from our principal shareholder and affiliates and will in all likelihood suffer a curtailment of our operations.


Capitalized software costs


     Our software development costs consist primarily of enhancements and software production costs related to products for which technological and market feasibility has been established. We consider technological feasibility to be achieved when we have completed all planning, designing, coding and testing activities that are necessary to establish a working model of the product. Capitalization ceases when the product has been completed and the product is ready for release to our customers. Prior to achieving technological feasibility, development costs are expensed. In the years ended March 31, 1999 and 1998, we incurred approximately $450,000 and $100,000, respectively, for research and development expenses related to software development. During the nine months ended December 31, 1999 and 1998, we incurred approximately $220,000 and $390,000, respectively, for software development expenses. As of December 31, 1999, our capitalized software costs and cumulative expenses incurred through December 31, 199 for each of our products were approximately as follows:

                                  Date
                              Technological                 Research and
                               Feasibility    Capitalized    Development
Products                        Achieved         Costs        Expenses
--------                      -------------  -------------  -------------

GeniSys Enterprise Management
 (-TM-)                       December 1999  $   182,619    $   398,012
Gatekeeper(-TM-)               March 1998        100,000    $   251,383
Visual Project Manager(-TM-)  December 1999      115,000    $   775,785
                                             -------------
                                                 397,619
  Accumulated amortization                        56,464
                                             -------------
  Net book value at December 31, 1999        $   341,155
                                             =============


We expect to realize the net capitalized value through the future sales of our software products.

Recent Accounting Pronouncements

     Comprehensive Income. In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement is effective for financial statement issued for periods beginning after December 15, 1997. We adopted this statement during 1998 and it had no material impact on our financial statement disclosures.

     Segments of an Enterprise and Related Information. In June 1997, the FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. This statement is effective for fiscal years beginning after December 15, 1997. SFAS 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments, in each case to the amounts in the general purpose financial statements. As we only operate in one segment, adopting this statement had no material impact on our financial statement disclosures.

     Pension and Other Postretirement Benefits. In February 1998, the FASB issued FAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits. SFAS 132 standardizes the disclosure requirements for pensions and other post-retirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets. The statement is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Adoption of SFAS 132 is expected to have no effect on us, as there are no pension plans.


     Derivative and Hedging Activities. In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement is effective for fiscal years beginning after June 15, 2000. Currently, we do not have any derivative financial instruments and does not participate in hedging activities, therefore management believes SFAS No. 133 will not impact our financial position or results of operations.

                                   BUSINESS

Overview


     Large commercial and governmental entities have projects of all sizes and descriptions, and we offer solutions to improve the management and control of those projects. Whether it is the development of a new aircraft, the construction of a major office building, a time-sensitive overhaul to a petrochemical plant, or a major software development project, managers at all levels need to monitor the progress of these projects, control their respective costs, and be alerted when problems arise.


     Our services span a wide range of software development, project management and consulting services. Our software development services have been provided across a range of industries and have included everything from the integration of commercial off-the-shelf software into existing platforms, to the development of new, highly specialized software applications to better meet our clients' needs. Our consulting services include completing detailed needs assessments and independent risk assessments, construction oversite and project management staffing and services.

     We have performed project and program management work for a diverse sampling of government entities and companies, including: the United States Department of Defense, United States Navy, United States Army, United States Air Force, Kinko's, Lockheed Martin Corporation, AT&T Global Information Systems, Motorola Satellite and Communications, Boeing Corporation, Hughes Aircraft, Wal-Mart, Mobil Corporation and the City of San Antonio.


Business strategy

     Our current mission focuses on creating new software tools utilizing the "World Wide Web" and integrating with three dimensional (3D) technologies. Our business strategy is to anticipate market needs and apply leading-edge information technologies in combination with project management consulting to deliver business solutions.

     The software that we have developed and continue to develop, when combined with our consulting services, are designed to facilitate the integration and management of project information interrelating estimates, schedules, budgets, and project risk management. Our services and software are designed to simplify data collection, integration and analysis, thus allowing real-time comparison of actual performance data versus planned schedules and budgets. Further, our software tools are expected to work in conjunction with major project management software systems and are designed to integrate with customers existing accounting systems to provide timely management and cost information. We also provide software customization, training, implementation, and project management personnel.


Business activities


     We offer services in three major business activities:


     * Project management software design, development, integration and implementation;
     *    Business process improvement consulting; and
     *    Providing specialized technical services to the process industry.

     Business project management software design, development, integration and implementation


     Our products are designed to work with major commercially available project management software tools, to deliver to our customers the information necessary to execute their tactical and strategic missions using the internet as a medium for reporting. We believe that the most effective management occurs through having current knowledge of the status of projects, for instance, current schedule or budget status, as opposed to guessing what is happening and then determining what went wrong after the fact. Our software enables customers to utilize data currently in their project management systems in a new consolidated view over the internet enabling them to make informed and prompt decisions relative to their projects.

     Jeff Spencer, our Senior Vice President, has provided recommendations to Microsoft Corporation in the development of its project management software. Participation at this level has been at Microsoft's invitation. We have consulted with the design teams of several major project management software packages, including Microsoft Project 98(-Registered Mark-), Primavera P3(- Registered Mark-) and Open Plan.

     We are currently working or have worked with major corporations, a number of whom are in the Fortune 500, providing project management software solutions, and services related to improving the efficiency and communications of their existing project management applications. In many cases, we have been engaged to enhance, integrate, and develop new software applications to
better serve our customers' requirements.    Our work with customer's project
management systems gives our consultants insight into the voids in these systems, and we use this knowledge to assist us in developing and implementing new software tools to fill these gaps.

     Business process improvement consulting

     Working directly with clients and completing detailed project management needs assessments, our consulting teams are able to provide a wide range of value added business process services. These include assisting clients in understanding where their own management systems are not meeting user needs. Additionally, these engagements often require on-site assistance, including on-site management, and regulatory compliance assistance. To this end, we have a history of assisting our clients in bringing their management systems into compliance with the most stringent governmental or industry reporting requirements.


     Providing specialized technical services to the process industry


     We also provide construction management and project management services and staffing to a variety of industries. We perform these services primarily to expand our contacts in the project management arena, and maintain our familiarity with the issues faced by project management in the field and at headquarters. Among the project management services provided are construction management, project engineering, planning and scheduling for new construction projects, turnarounds and project management. In 1999, we completed a major project management assignment for Coastal Aruba, N.V. on their $140 million expansion project. This project involved establishing the management team, setting up a system for tracking performance, and providing the executive project manager.

Software products

     Nearly all of our software products have been designed and are being developed through the recognition of a broader need uncovered while completing field assignments. Our design and development teams concentrate their efforts on providing easy to use, flexible, solutions that provide key business information on a timely basis over the internet. All of our products are integrated with Microsoft(-Registered Mark-) products. The following is a brief description of our current software products, some of which are still in development:

     * Visual Project Manager(-TM-) (VPM(-TM-)) iGeniSys is developing VPM(-TM-) using existing software from Vuent, Inc. to create internet based system that integrate 3-dimensional drawings with key business information. VPM(-TM-) will make it possible for a client to tie key business information to a 3-D plan view of a facility or facilities, color coding them based on the client's criteria for schedule and budget performance and providing this information over the Internet directly to the user's computer. This system will provide a collaborative environment over the Internet leveraging web strategies to maximize the effectiveness of the client's staff and the technology they use. A prototype of this software was completed in December 1998 with general release planned for the third quarter of 2000. There have been no sales of this product to date due to our limited marketing resources and our emphasis on our GEM product. We estimate that between $25,000 and $50,000 in development costs will be required to complete the product subsequent to December 31, 1999.

     * GeniSys Enterprise Manager(-TM-) (GEM(-TM-)) GEM is a project management tracking, updating and reporting tool enabling an organization to manage and monitor large projects across an enterprise using the Internet. This software in concert with Microsoft Project enables mission critical scheduling and planning information to be available to all levels of management through the Internet. It can be customized with additional integration programming to interface with legacy systems such as SAP, Oracle, J.D. Edwards and others. A GEM prototype has been sold to the City of San Antonio and at Kinko's. Completion of the prototype was finalized in March 1999 with general commercial release planned for the second quarter of 2000. We have made beta installations of GEM with both Kinko's and Charter Communications, and estimate approximately $110,000 in additional development cost to complete the product subsequent to December 31, 1999.

     * Gatekeeper(-TM-) Integrates earned value cost data from MPM (Microframe Project Manager) with Microsoft Project 98 scheduling data providing essential information to management on earned value. The concept of Earned Value Management Systems (EVMS) was developed in recent years to assist governmental agencies in tracking contractor progress on large projects. Gatekeeper is applicable to every company executing project work for governmental agencies that uses the Microframe cost tracking system. This product was completed in 1998 and has been actively marketed. We are presently installing or have installed this product for company-wide use at Boeing, Allied Signal, Northrop Grumman and others. With over fifty installed locations, revenues from Gatekeeper sales represented more than 65% of all software sales during fiscal year ended March 31, 1999, and over 70% of software sales for the nine month period ended December 31, 1999.

     * GEM Web Builder(-TM-) We designed GEM Web Builder in the fall of 1999 for customers to use with Microsoft Project to share vital project management information on the Internet. Whether interfacing within large organizations and/or remote locations, Web Builder collects and displays project management information for each level of management over the Internet or Intranet. GEM Web Builder enables a user to complete a web site in minutes and guide the user through the process. Web Builder includes user-definable business rules that are color-coded to project tracking information in order to identify problem areas. GEM Web Builder also allows a user to obtain detailed project information through the web site. We have installed GEM Web Builder with approximately five clients.


Corporate relationships

     We have developed several business relationships that are significant contributors to the development of our business, both directly, via business referrals, joint projects and, indirectly, through the value of association. While we do not have any long-term agreements with any of these associates, we believe that our relationships are an important asset whose continuation depends upon our continued performance.

     Microsoft Corporation


     We are and have been since inception an authorized Microsoft Solution Provider. Solution Providers are for one year terms based on qualifications. In addition, we are active with the Microsoft Project team in supporting design strategy for future releases, and assist in the rollout of new versions of their project management products. Our participation provides us with insight into their project management development strategy. Combining our software tools with Microsoft Project and this knowledge of future development helps us to develop and implement complete project management solutions for our customers. In conjunction with Microsoft, we conduct seminars and training sessions on Microsoft Project and Project Management throughout the United States to their customers and clients. Based on this key relationship, Microsoft has begun to refer to us customers with challenging project management issues. While we consider the relationship with Microsoft to be material both in terms of our exposure as well as an important source of referrals, the Microsoft relationship does not itself generate material fees or revenues. Nevertheless, we attribute our important relationships with the City of San Antonio, Charter Communications and Kinko's to our association with Microsoft.

     Arthur Andersen, LLP

     We have a marketing alliance with Arthur Andersen LLP (AA) and several subcontracts with their clients for software and services. Under this marketing arrangement and resulting subcontracts, AA has made numerous client referrals to us including Air Products, Inc., Enron Energy Service, Inc., Kaiser-Hill, Rocky Flats, the U.S. Army Chemical Weapons Demilitarization Program and the U.S. Healthcare Finance Administration. These projects are very confidential as they relate to large projects or mergers and acquisitions. In addition to these services for clients of AA, we also provide internal project management software, training and consulting to AA in several of their regional and international offices. While our relationship with AA is considered very valuable, it can be terminated at any time if they determine that the quality of our performance is unsatisfactory.

     Vuent, Inc.

     We have a licensing agreement with Vuent, Inc. that allows us to use their 3D-design software that streams 3-dimensional designs over the Internet to our Visual Project Manager(-TM-) product. We integrated the Vuent technology with our proprietary software creating Visual Project Manager. Although the product is not yet complete and there have been no sales to date, this tool will enable clients to customize the information relating to schedule, budget, and cost performance to the actual 3-dimensional plans of a project and to communicate this information over the internet along with the plans. Under our agreement, Vuent may market our Visual Project Manager software to their clients, although no orders have been received to date. This agreement expires in April 2000 and we are in the process of renewing it for another year.


     Business Engine (FKA Micro-Frame)

     We have a non-exclusive marketing agreement with Business Engine for one of our proprietary software tools (Gatekeeper(-TM-)) that allows them to sell our software to their customers. Business Engine developed an earned value cost analysis system, known as Micro-Frame Project Manager
     (MPM) that works with government contracting in completing required reports. Our developers have integrated Gatekeeper with MPM. We also have a direct marketing effort that has been successful in selling the Gatekeeper software to some of the larger government contractors. Gatekeeper is currently installed at Boeing, Northrop Grumman, ITT, and other contractors.


     Clients and Customers

     It is the nature of being a solutions provider that some relationships with clients are for a finite term and end following the initial installation and training, while other relationships have ongoing, continuing and long-term potential. For example:

     * Air Products, Inc. This was initially a free consultation at the request of AA. In December 1999, we began providing consulting assistance and software under a contract that now requires the full time on-site assistance of three of our employees.

     * U.S. Army Chemical Weapons Demilitarization Program. This originally began in 1997. Since then, four contracts have been awarded on this program, and we anticipate continued renewal of this relationship in the future.

     * U.S. Healthcare Finance Administration. This relationship began in 1998 and continues to demand the on-site assistance of our staff consultants.

     * City of San Antonio. Beginning in January of 1999, as a result of a call from the city, the relationship has now evolved to the installation of a preliminary version of our GEM(-TM-) software and related consulting services.

     * Charter Communications, Inc. A Microsoft referred client, Charter Communications retained us to install an enterprise-wide project management system using MSProject and our GEM(-TM-) software. This contract has and will continue to include additional software and additional consulting services, training and implementation.

     * Kinko's. Another Microsoft referred client, Kinko's has also hired us to provide an enterprise-wide project management system using MSProject and our GEM(-TM-) software.

     As of the date of this Prospectus, we have ongoing total solutions installations at more than twelve client locations throughout the United States. Each of these relationships requires ongoing software development and consulting services as well as followup maintenance and support, software upgrade and enhancement.


Markets


     Over the past decade there has been a tremendous change in the sophistication of project management software. This gives the modern manager access to tools and reports that were formerly unavailable to even the largest companies. With the dramatic pace of business change, fueled by the expansion of the Internet, the project management software industry segment has experienced tremendous growth. Through direct marketing, the alliances we have already established, and future collaborations and alliances, we believe our market share in products and services can grow.

     Business managers are focusing on project management issues at the project level and at the enterprise level. We see increased demand for project management software tools that communicate transparently over the Internet to provide managers, at all levels of the organization, with access to timely cost, budget and schedule reports. This marketplace includes the federal government, state and local governmental entities and any organization that manages large and/or diverse projects. This would include, but not be limited to, large municipalities, engineering and construction companies, aerospace, software development companies, petrochemical producers, and oil and gas companies. Aggressive marketing of our products and services combined with continued recruitment of industry experts will require additional working capital which may not be obtained in this offering.

Marketing and sales

     Our marketing efforts to date have been limited due to our lack of working capital. We have relied on referrals from Arthur Andersen and Microsoft Corporation for over 75% of our revenues since inception. Our marketing to date has been targeted toward building these two relationships and attendance at conventions and trade shows. Members of our management team are frequently invited to Microsoft and Arthur Andersen to make presentations on project management issues to their customers and clients. These presentations have provided the principal exposure of our products and services to companies, organizations and governmental entities that would have an interest in our solutions. In addition, we have found that, once we have established a relationship with a client, the client usually has ongoing needs that require continued and follow up services as well as representing a market for our product enhancements and upgrades. To date, our lack of working capital has prevented us from developing a more aggressive marketing plan.

     As we offer a solution package consisting of consulting services and our software products, we do not expect to market our software independent of our consulting services. Due to its complexity, we believe that it is unlikely that our software can be marketed independently of our total solutions package which includes our initial review and assessment, installation and follow on services and support.


Competition


     A number of other companies compete with GeniSys in providing the kinds of services that we do in the project management arena. Companies that compete in the project management arena generally include ABT Corporation, with its ABT Workbench product, IMS Information Management Services, Inc., with its product ProductExchange, Artemis Corporation, with its product Artemis Views Four, Elabor, Inc. and SME. Our principal competitive advantage over these companies is that their products are not web-based. Companies that have developed web-based functionality in project management include OnProject.com and Pacific Edge Software. We believe that our products have superior functionality. In addition, we believe that we gain competitive advantages through our strategic relationships with Microsoft, Arthur Andersen and other leaders in the project management field. Nevertheless, there can be no assurance that larger companies with greater resources will not compete with us in areas in which we have developed niches.


Intellectual property

     We have developed certain foundation and application software tools, programs and products that we own and license to our clients on a non-exclusive basis. We regard this software as proprietary and protect our rights in it where appropriate with copyrights, trademarks, trade secret laws and contractual restrictions on disclosure and transferring title. There can be no assurance that any steps we take in this regard will be adequate to deter misappropriation of our proprietary rights or independent third party development of functionally equivalent products.


     We have developed and rely on the trademarks that we use with our products, including GeniSys Enterprise Manager(-TM-) or GEM(-TM-), Visual Project Manager(-TM-) or VPM(-TM-) and Gatekeeper(-TM-). We have not applied for or obtained federal registrations with respect to the use of our trademarks; however, we claim common law trademark rights to those names. However, there can be no assurance that we will not be subject to opposition, cancellation or infringement proceedings based upon the use of a particular trademark. The loss of the use of any one or more of our trademarks could have a material adverse effect upon our ability to profitably market the associated product or service.


     In addition, our success is dependent upon our specialized expertise and methodologies. To protect this proprietary information, we rely upon a combination of trade secret and common laws, employee nondisclosure policies and third party confidentiality agreements. However, there can be no assurance that any of the steps we take will be adequate to deter misappropriation of our specialized expertise and methodologies.
Specifically, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, that our trade secrets will not be disclosed or that we can effectively protect our rights to unpatented and/or uncopyrighted trade secrets. Despite precautions we may take, unauthorized parties may attempt to engineer, reverse engineer, copy or obtain and use our products and other information we consider proprietary. We pursue a policy of having our employees and consultants execute non-disclosure agreements at the beginning of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship with us shall be kept confidential except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets or other proprietary information in the event they are used or disclosed in an unauthorized manner.

     Although we believe that our services and products do not infringe on the intellectual property rights of others, there can be no assurance that an infringement claim will not be asserted against us in the future.

Research and development


     We have three full-time employees and four part-time consultants devoted to research and development. These employees and consultants are software programmers with the full-time employees being involved in product architecture. The majority of our research and development is undertaken under contract with customers and clients as a result of which we may develop a unique software program or module for the client's use on a non-exclusive use basis. We generally retain the rights to all products that we develop for clients so that we can use them for other customers and adapt them to other or new applications. In the years ended March 31, 1999 and 1998, we incurred approximately $450,000 and $100,000, respectively, for research and development costs related to software development. During the nine months ended December 31, 1999 and 1998, we incurred approximately $220,000 and $390,000, respectively, for software development costs.

Employees and consultants

     We have 25 core full-time employees, of whom 14 are located in our main office in Houston, Texas and 11 are based in our other locations. In addition to these core employees, we also have an additional labor pool consisting of contract professionals that are hired on a part-time basis.


Facilities and equipment


     Our principal executive offices are located in Houston, Texas. In addition, we have offices in Torrance (Los Angeles area), California, Denver, Colorado and Washington, D.C. Our Houston office consists of approximately 6,643 square feet which we hold on a four year sublease expiring 2002. Our monthly rent is $5,536, with triple net adjustments.

     Our Torrance office consists of 2,644 square feet which we occupy under a three year lease expiring in March 2001. The monthly rent at that location is $3,305, together with triple net adjustments. We only have two employees in our Torrance location and do not have immediate plans to expand that facility.


     Our Denver office is shared with Corporate Stock Transfer, Inc., our stock transfer agent and a company owned by our primary stockholder, Carylyn
K. Bell. We pay a market rate of $1,500 per month for use of this office for approximately 750 square feet and this rate includes administrative support. We reimburse this company for all other out-of-pocket expenses incurred on our behalf.

     Our Washington, D.C. office consists of space utilized in the office of one of our consultants, American Defense International (see "Consultants").
As part of our agreement with these consultants, we utilize their office space as needed. We do not have any current plans to change these arrangements for Washington D.C. location. We believe that each of these facilities are adequate for the foreseeable future and do not plan any substantial expansion or alteration.

     We own computer equipment and office furniture and fixtures.

Consultants

     We have a consulting agreement with American Defense International ("ADI") which assists us in establishing, developing and maintaining contacts within the federal government. Under the agreement, ADI is paid a monthly consulting fee of $7,500 which we share with Andersen Consulting LLP. The agreement can be terminated by either party at any time.

     We also have a consulting arrangement with McCandish Partners, a company controlled by Carylyn K. Bell, the Company's principal stockholder and wife of
J. Daniel Bell, pursuant to which it pays $3,000 per month for financial advisory services.

Legal proceedings

     On February 17, 1999, a former employee/independent contractor of a company previously owned by one of our executive officers, filed suit in Superior Court in San Diego California, against us, the executive officer, Jeff Spencer, and our principal stockholders. This suit is captioned Patrick Foley v. Program Management Solutions Inc.; GeniSys Information Systems, Inc.; et al. On March 25, 1999, we were served with the complaint. The complaint alleges breach of contract, constructive trust and conspiracy. Our management and legal counsel believe the suit is without substantial merit, we have asserted counterclaims and plan to vigorously defend the case. The pending suit is not expected to have a material adverse effect on us, although it will require a portion of our scarce working capital to defend.

History

     We were originally formed in February 1996 under the name "Zion Enterprises, Inc." for the limited purpose of making a distribution of our shares of common stock in order to become a widely held company with a large stockholder base which would then seek a merger opportunity with a private company that wanted to become publicly traded through a merger. In March 1999, we acquired all of the outstanding shares of common stock of GeniSys Information Systems, Inc. in exchange for issuance to the shareholders of GeniSys Information Systems, Inc. 75% of the total issued and outstanding shares of our common stock. The terms of the transaction were negotiated at arm's length between Mr. Bell, as CEO of GeniSys Information Systems, Inc., and principals of Zion Enterprises, Inc. No fairness opinion was obtained for the transaction. As a result of the transaction, the former shareholders, officers and directors of GeniSys Information Systems, Inc. assumed control of us and changed our name to iGeniSys, Inc. GeniSys Information Systems, Inc. was formed in March 1997 to pursue the development of software and ancillary services relating to business systems generally and project management and cost and risk analysis in particular. On the date of the transaction, its assets consisted of strategic client relationships and software under development.

                                  MANAGEMENT

Directors, executive officers and key employees

     The name, position with the Company, age of each Director, executive officer and key employee of the Company is as follows:



          Name(1)               Age            Position
          -------               ---            --------

        J. Daniel Bell          55           Chairman of the Board,
                                             President, Chief Executive
                                             Officer
        Carylyn K. Bell         41           Director, Secretary
        Walter Strycker         70           Director
        Henry Fong              61           Director
        Craig Crawford          46           Vice President and Current
                                             Chief Financial Officer
        Jeffery M. Spencer      40           Vice President
        Cameron R. Kruse(2)     38           Chief Financial Officer


     We conduct business through our wholly owned subsidiary, GeniSys Information Systems, Inc. The name, position, and age of each Director and executive officer of such subsidiary are as follows:


          Name(1)               Age           Position
          -------               ---           --------


        J. Daniel Bell          55           Chairman of the Board,
                                             Chief Executive Officer
        Craig Crawford          46           Director, President and
                                             Chief Financial Officer
        Jeffery M. Spencer      40           Director, Senior Vice
                                               President
        William M. Bell         34           Director, Secretary and
                                             Treasurer

-------------

(1) J. Daniel Bell and Carylyn K. Bell are husband and wife. William M. Bell is the son of J. Daniel Bell.

(2)  Mr. Kruse began his employment effective April 26, 2000.

     The following sets forth biographical information with respect to our Directors and executive officers for the prior five years:


     J. Daniel Bell has been Chairman of the Board and Chief Executive Officer since March 1999and Chairman and Chief Executive Officer of GeniSys Information Systems, Inc. since inception. Prior to his association with iGeniSys, from 1988 to 1997 Mr. Bell served as Chairman of the Board and Chief Executive Officer of Industrial Services Technologies, Inc. ("IST"), a Denver-based acquisition platform company. This company was privately sold to Phillip Services, Inc., a Canadian-based conglomerate serving the process industries. Over the past ten years, Mr. Bell has managed or co-managed over twelve acquisitions of various sizes, including a specialty welding and fabrication company. He is also a director and officer of Dunn International, Inc. based in Houston, Texas. Dunn International, Inc. is not an operating entity at the present time. Mr. Bell attended Texas A&M University and graduated from Lamar University with degrees in Economics and Marketing.

     Craig Crawford has been Director and President of the subsidiary and Vice President of the Company since March 1999. He assumed the duties of Chief Financial Officer in April 2000. Having originally joined GeniSys in 1997, Mr. Crawford is responsible for the day-to-day operations of the Company with a principal focus on the Company's sales and marketing efforts and customer relations. Prior to iGeniSys, Mr. Crawford served as Vice President, Western Region, for a specialty welding and mechanical contracting company from 1995 to 1997. He was the Vice President, West Region, for Serv-Tech, Inc. from 1993 to 1995, and has served in Senior Management positions from Operations to Finance at Rice University, Brown and Root, Inc. and Goodwin Dannenbaum Littman and Wingfield, Inc. He attended the Colorado School of Mines, studying Chemical Engineering, and graduated from North Carolina State University with a BBA, Business Management.

     Jeffery M. Spencer has been Senior Vice President and Director of the Subsidiary and Vice President of the Company since March 1999 and is responsible for the development of software tools and delivery of services.
He has developed project management solutions on a wide range of complex projects, for example: X-33 (Space Plane), JSF (Joint Strike Fighter), Space Station, NAVAIR (E2-C), Supercollider, Army SDI, Air Force SDI, and Navy MIDS (Superproject conversion). Prior to GeniSys Information Systems, from 1989 to 1997 Mr. Spencer was the President of Program Management Solutions Incorporated, a consulting firm specializing the design and customization of Decision Support Systems utilizing Microsoft Windows-based products, and customized training programs for related Microsoft Windows applications. Mr. Spencer received a Bachelors of Science in Production and Operations Management from California State University, Northridge.

     Cameron R. Kruse began as Chief Financial Officer on April 26, 2000. For approximately one year prior to joining iGeniSys, he was an engagement executive for AuditForce, a professional services company performing audit, tax and financial services. From 1998 to 1999, he was Audit Manager for Textron, an international diversified manufacturer. From 1994 to 1998, he performed various functions as Controller for Siebe, PLC, a diversified international technology control manufacturer and engineering services company. From 1992 to 1994, he was an Audit Supervisor for Nashua Corporation, and from 1989 to 1992 a Senior Auditor for Raytheon Corporation. From 1986 to 1989, he was a Staff Auditor with PriceWaterhouseCoopers LLP.
Mr. Kruse received a Bachelor of Science degree in Finance from the University of Houston in 1985 and a Masters of Science degree in Accounting from the University of Houston in 1987.


     Carylyn K. Bell, Director, Secretary and Treasurer since March 1999, is the wife of J. Daniel Bell, Chairman of the Board and Chief Executive Officer. In 1985, she founded Corporate Stock Transfer, Inc., a service company located in Denver, Colorado representing public and private companies in all aspects of shareholder needs and continues to serve as its chief executive. From 1988 until 1991, she held the offices of Secretary and Treasurer of Industrial Services Technologies, Inc., a Denver based acquisition platform company headed by her husband. She also served as Secretary for E-Management Corp. from 1987 until 1997.

     William M. Bell, Director since 1999, is Vice President of Huttner & Company, a Houston, Texas based management consulting firm. Prior to working with Huttner & Company, Mr. Bell worked in the corporate finance consulting department at Coopers & Lybrand, LLP. Mr. Bell is the son of J. Daniel Bell, our Chairman of the Board and Chief Executive Officer.

     Walter Strycker, Director since 1999, joined the Board of Directors of iGeniSys Inc. in June 1999. Mr. Strycker serves as the President of Marine Coastal Corporation, a financial, merger and acquisition, and corporate business consulting firm. Mr. Strycker served as Chief Executive officer of Marie Callender Pie Shops, Inc. from March 1991 to 1995. Prior to 1991, Mr. Strycker was employed in various executive positions including Senior Vice President Wheelabrator Environmental Systems, Senior Vice President Signal Energy Systems, President Air Pollution Control Division of Wheelabrator Frye, and President of Associates Venture Capital Corporation. Also, Mr. Strycker was a founder and Chief Financial Officer of Decimus Corporation, a joint venture with the Bank of America involving financial leasing and computer services. He also spent fifteen years with the IBM Corporation in various marketing positions as well as product development. Mr. Strycker is a graduate of the University of California at Berkeley with a degree in Finance.

     Henry Fong, Director since 1999, has been the President, Treasurer and a Director of Equitex, Inc. since its inception in January 1983. Equitex, formerly an investment company, is now an operating company which has executed a definitive agreement to merge with a single bank holding company. From 1987 to June 1997, Mr. Fong was Chairman of the Board and Chief Executive Officer of RDM Sports Group, Inc. and was its President and Treasurer from 1987 to 1996. From July 1996 to October 1997, Mr. Fong was a Director of IntraNet Solutions, Inc., a publicly held company which provides internet/intranet solutions to Fortune 1000 companies and was the Chairman of the Board and Treasurer of its predecessor company, MacGregor Sports and Fitness, Inc., from February 1991 until the two companies merged in July 1996. From January 1993 to January 20, 1999, Mr. Fong was Chairman of the Board and Chief Executive Officer of California Pro Sports, Inc., a publicly traded manufacturer and distributor of in-line skates, hockey equipment and related accessories. From 1959 to 1982 Mr. Fong served in various accounting, finance and budgeting positions with the Department of the Air Force. During the period from 1972 to 1981, he was assigned to senior supervisory positions at the Department of the Air Force headquarters in the Pentagon. In 1978 he was selected to participate in the Federal Executive Development Program, and in 1981 he was appointed to the Senior Executive Service. In 1970 and 1971, he attended the Woodrow Wilson School, Princeton University and was a Princeton Fellow in Public Affairs. Mr. Fong received the Air Force Meritorious Civilian Service Award in 1982. Mr. Fong is a certified public accountant.

     Each director is elected to serve for a term of one year until a successor is duly elected and qualified.

     Our executive officers are elected annually at the first meeting of our Board of Directors held after each annual meeting of stockholders. Each executive officer will hold office until his successor is duly elected and qualified, until his resignation or until he shall be removed in the manner provided by our By-Laws.

     Currently, we do not have standing Audit, Compensation or Nominating Committees of the Board of Directors. During the first six months of 2000 we do plan to form an Audit Committee. No member of the Audit Committee will receive any additional compensation for his service as a member of that Committee and members of this committee will be primarily comprised of non-officer directors. The Audit Committee will be responsible for providing assurance that financial disclosures made by management reasonably portray our financial condition, results of operations, plan and long-term commitments.
To accomplish this, the Audit Committee will oversee the external audit coverage, including the annual nomination of the independent public accountants, review accounting policies and policy decisions, review the financial statements, including interim financial statements and annual financial statements, together with auditor's opinions, inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management, review with management the Management's Discussion and Analysis section of the Annual Report, review the letter of management representations given to the independent public accountants, meet privately with the independent public accountants to discuss all pertinent matters, and report regularly to the Board of Directors regarding its activities.

     We also plan to form a Compensation Committee during fiscal 2000. No member of the Compensation Committee will receive any additional compensation for his service as a member of that Committee. The Compensation Committee will be responsible for reviewing pertinent data and making recommendations with respect to compensation standards for our executive officers, including the President and Chief Executive Officer, establishing guidelines and making recommendations for the implementation of management incentive compensation plans, reviewing the performance of the President and CEO, establishing guidelines and standards for the grant of incentive stock options to key employees under our Equity Incentive Plan, and reporting regularly to our Board of Directors with respect to its recommendations.

     Except for J. Daniel Bell's relationship to Carylyn K. Bell, his wife, and William M. Bell, his son, there are no family relationships among Directors, nor any arrangements or understandings between any Director and any other person pursuant to which any Director was elected as such. Our Class B Common Stock, which can only be issued to J. Daniel Bell, gives Mr. Bell the right to elect a majority of the Board. The present term of office of each Director will expire at the next annual meeting of stockholders.

Director compensation

     During the fiscal year ended March 31, 1999, outside Directors received no cash compensation or other remuneration for their service on our Board of Directors, however they were reimbursed their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties.

     The Board of Directors has adopted a formula plan pursuant to which outside Directors are entitled to receive, under our 1999 Equity Incentive Plan, an initial grant of non-qualified stock options exercisable to purchase 30,000 shares of common stock and, for each additional year of service after the first year, additional non-qualified stock options exercisable to purchase 10,000 shares of our common stock. All non-qualified stock options issuable to outside Directors under the Plan have an exercise price equal to the fair market value of our common stock on the date of grant, and are exercisable for a period of five years from the date of grant.

     Directors who are also our executive officers receive no additional compensation for their services as Directors.

Executive compensation

     The following table and discussion set forth information with respect to all compensation earned by or paid to our Chief Executive Officer ("CEO"), and our most highly compensated executive officers other than the CEO, for all services rendered in all capacities to us and our subsidiaries for each of our last two fiscal years ended March 31, 1999 and 1998 (since inception). However, no disclosure has been made for any executive officer, other than the CEO, whose total annual salary and bonus does not exceed $100,000.


                                                  TABLE 1
                                        SUMMARY COMPENSATION TABLE
                                                                       Long Term Compensation
                                                                 ----------------------------------
                                    Annual Compensation(1)              Awards           Payouts
                                  --------------------------     ---------------------   -------
                                                      Other                                         All
                                                     Annual      Restricted                        Other
Name and                                             Compen-        Stock                 LTIP    Compen-
Principal                         Salary    Bonus    sation       Award(s)    Options/   Payouts  sation
Position                 Year       ($)      ($)     ($)(2)          ($)        SARs       ($)      ($)
---------------         -------  --------   -----   ---------    ----------   --------   -------  ------

J. Daniel Bell, Chairman  1999     33,500     -0-       -0-         -0-         -0-        -0-      -0-
                          1998     32,400     -0-       -0-         -0-         -0-        -0-      -0-

Craig Crawford, Vice      1999    116,417   10,000      -0-         -0-       470,000      -0-      -0-
  President               1998     92,436    3,000      -0-         -0-         -0-        -0-      -0-

Jeff Spencer, Vice        1999    147,561   16,000      -0-       29,000      570,000      -0-      -0-
  President               1998    129,619   10,000      -0-         -0-         -0-        -0-      -0-

---------------------


Employment agreements


     We have entered into written employment agreements with three of our key employees, Craig Crawford, President of our subsidiary, Jeff Spencer, Senior Vice President, and Cameron Kruse, our new Chief Financial Officer.

     Mr. Crawford's contract is an at-will employment agreement which may be terminated by either party; provided that, if we terminate his employment without cause, we are obligated to continue his compensation under his agreement for a period of six months, or twelve months if there has been a change in our control, following the date of termination, unless he obtains alternative employment sooner. The agreement provides that he receives an annual salary of $116,000, plus incentive stock options under our plan exercisable to purchase 470,000 shares of our common stock.

     Mr. Spencer's contract is also an at-will employment agreement with substantially the same termination provisions as are contained in Mr. Crawford's. Mr. Spencer's annual salary is $156,000 and he has been granted incentive stock options under our plan exercisable to purchase 570,000 shares of our common stock.

     Mr. Kruse's contract has an initial term of one year and is thereafter terminable by either party. His base compensation is $90,000 per year. In addition, Mr. Kruse has been granted incentive stock options exercisable to purchase 100,000 shares of our common stock, which options are subject to future vesting.


     We have not obtained any key man life insurance on any of our executive officers.

Equity Incentive Plan

     On May 17, 1999 we adopted an Equity Incentive Plan. Pursuant to the Plan, stock options granted to eligible participants may take the form of incentive stock options or ISOs under Section 422 of the Internal Revenue Code of 1986, as amended, or options which do not qualify as ISOs, known as non-qualified stock options or NQSOs. As required by Section 422 of the Code, the aggregate fair market value of our common stock with respect to our ISOs granted to an employee exercisable for the first time in any calendar year may not exceed $100,000. The foregoing limitation does not apply to NQSOs. The exercise price of an ISO may not be less than 100% of the fair market value of the shares of our common stock on the date of grant. The exercise price of an NQSO may be set by the Plan administrator. An option is not transferable, except by will or the laws of descent and distribution. If the employment of an optionee terminates for any reason (other than for cause, or by reason of death, disability, or retirement), the optionee may exercise his options within a ninety day period following such termination to the extent he was entitled to exercise such options at the date of termination. Either our Board of Directors (provided that a majority of directors are "disinterested") can administer the Plan, or our Board of Directors may designate a committee comprised of directors meeting certain requirements to administer the Plan. The Administrator will decide when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of award and the terms and provisions relating to the exercise of the awards. An aggregate of 2,500,000 shares of our common stock is reserved for issuance under the Plan.


     At April 15, 2000, we had granted a total of 1,960,000 incentive stock options under the Plan exercisable at $.40 per share, and 80,000 non-qualified stock options which have been issued to certain members of our outside Board of Directors and optionholders exercisable at $.40 per share. All options have been issued with exercise prices at or above market value on the date of issuance.


     The following tables set forth certain information concerning the granting and exercise of incentive stock options during the last completed fiscal year by each of the named executive officers.


                                    TABLE 2
                          Option/SAR Grants for Last
                        Fiscal Year - Individual Grants

                          Number of   % of Total
                         Securities  Options/SARs
                         Underlying   Granted to     Exercise
                        Options/SARs Employees in     or Base    Expiration
       Name              Granted (#)  Fiscal Year  Price ($/Sh)     Date
----------------------  ------------ ------------  ------------  ----------

J. Daniel Bell               -0-          -0-           -0-          -0-

Craig Crawford             470,000        26%          $.40         2009

Jeff Spencer               570,000        32%          $.40         2009

---------------------



The options granted to these officers vest in these officers over the next five years. None of the above options have been exercised by the officers.

                                                    TABLE 3

                              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                         AND FY-END OPTION/SAR VALUES
                             ----------------------------------------------------
                                                                                          Value of
                                                                     Number of           Unexercised
                                                                    Unexercised         In-the-Money
                                                                   Options/SARs         Options/SARs
                                                                   at FY-End (#)      at FY-End ($) (1)

                        Shares Acquired       Value Realized        Exercisable         Exercisable/
Name                    on Exercise (#)             ($)           (Unexercisable)       Unexercisable
----------------        ---------------       --------------      ---------------     -----------------

J. Daniel Bell                -0-                   -0-                 -0-                  -0-

Craig Crawford                -0-                   -0-               470,000                -0-

Jeff Spencer                  -0-                   -0-               570,000                -0-

----------------------

(1) Value Realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of our common stock on the date the options are exercised.

(2) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options. The fair market value of the securities underlying the options are based upon the determination of the Board of Directors in light of the arms-length transactions in the same securities.


Indemnification and Limitation on Liability of Directors

     Our Articles of Incorporation provide that we shall indemnify, to the fullest extent permitted by Colorado law, any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the Colorado Business Corporation Act. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,
(iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions,
(iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.

                             CERTAIN TRANSACTIONS

Founders and promoters of Zion Enterprises, Inc.

     When we first formed the Company, we issued 895,000 shares of common stock to our original founders and promoters in exchange for their services. The following sets forth the names of the company's promoters and the amount of shares received by each for their services:

                                             Amount
               Name                          of Shares
               ----                          ---------

               Earnest Mathis, Jr.(1)        298,334
               Gary J. McAdam(2)             298,333
               Gary A. Agron                 298,333

---------------

(1)  Shares were issued in the name of Mathis Family Partners, Ltd.

(2)  Shares were issued in the name of GM/CM Family Partners, Ltd.


     In April and May 1996, we distributed an additional 81,250 shares to approximately 240 persons in order to create a large shareholder base. We received no payment from the persons who received these shares.


     We have been informed by the Commission that it is their view that none of the 976,250 shares of our common stock which were issued to the original shareholders of Zion Enterprises, Inc. may be resold without their being registered under the Securities Act. As a result, we have agreed to register for resale all of these shares in the concurrent offering being undertaken by the Selling Shareholders.

Founders and promoters of GeniSys Information Systems, Inc.

     When GeniSys Information Systems, Inc. ("GISI") was formed and organized in 1997, it issued shares of its common stock to the following persons for the consideration set forth below:

                                   Number of
Name                Class           Shares        Consideration
----                -----          ---------      -------------

Carolyn K. Bell     Class A        1,660,000      $25,000; conversion of
                                                  $75,000 of debt plus accrued
                                                  interest

J. Daniel Bell      Class B        10,000         $100


     In March 1999 when we acquired GISI, we issued to Mrs. Bell a total of 6,682,571 shares of our common stock in exchange for her shares of Class A Common Stock of GISI. In that exchange, Mr. Bell received 10,000 shares of our Class B Common Stock in exchange for 10,000 shares of Class B Common Stock of GISI.

Bridge loans and conversion

     In anticipation of completing our acquisition of GeniSys Information Systems, Inc., we arranged for a total of $580,000 of bridge loans in February 1999 which GeniSys Information Systems, Inc. used for working capital. The persons who made the bridge loans then agreed to convert all of the loans into 1,472,083 shares of common stock at the same time that the acquisition of GeniSys Information Systems, Inc. was completed. This represented conversion of the bridge loans into common stock at a value of $.394 per share. The bridge loans were held by 17 persons, including Mr. Fong, one of our directors, who converted $200,000 in loans.

Acquisition of GeniSys Information Systems, Inc.

     In March 1999, we completed the acquisition of 100% of the outstanding shares of common stock of GeniSys Information Systems, Inc. in exchange for 7,516,740 shares of common stock. This resulted in the persons who control GeniSys Information Systems, Inc., Mr. and Mrs. Bell, acquiring control of the Company as well.

Transactions with principal shareholder

     Carolyn K. Bell is one of our founders and promoters and our largest principal shareholder. During the past two years, we have had a number of transactions with Mrs. Bell which can be summarized as follows:

     * Mrs. Bell provided working capital through a factoring line of credit and revolving line of credit which reached a maximum principal amount of $400,000, until repaid in May of 1999 when we obtained a credit arrangement with a commercial financing source.

     * Mrs. Bell has provided numerous loans to the Company which, as of the date of this Prospectus, total $276,500.

     * Mrs. Bell arranged for a $100,000 loan for us at a financial institution and the loan is secured by a $100,000 certificate of deposit owned by Mrs. Bell.

     * Mrs. Bell is the principal owner of our transfer agent, Corporate Stock Transfer, Inc.

     * We use office space provided by Corporate Stock Transfer, Inc. in its Denver, Colorado offices and pay rent of $1,500 for this space and administrative services.

     * We pay $3,000 per month for financial advisory services to McCandish Partners, a company owned by Mrs. Bell, which has been accrued and as of December 31, 1999 $68,000 is owed.

     * Mr. and Mrs. Bell have personally guaranteed our credit line with Guaranty Bank & Trust Company in the amount of $500,000.


     While we have not formally adopted any policy controlling transactions with our affiliates and principal shareholders, in each instance we believe that the terms of these arrangements are commercially reasonable. Mrs. Bell has made working capital available to us under circumstances where we were unable to obtain it from other sources.

Transactions by certain affiliates

     In January 2000, Mr. Craig Crawford, President and Director of our subsidiary, sold to three of our other employees 70,000 shares of common stock which he owned, which sales were at a price of $.40 per share. These transactions will result in a one-time, non-cash charge against our income in January because they are viewed as being essentially compensatory in nature and the shares were sold at less than fair market value.


     In February 2000, Mr. Fong, a member of the our Board of Directors, loaned us $100,000. This loan was made to meet our operating cash needs to purchase some past-due invoices from our financial institution. This loan is secured by the purchased invoices and a second lien on our software products. The loan carries an interest rate of 15% and is payable in May 2000. In March 2000, approximately $30,000 of this note was repaid.

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of the date of this Prospectus, the stock ownership of each person known by us to be the beneficial owner of five (5%) percent or more of our Class A common stock, all of our executive officers and directors individually and all of our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares shown, except as noted.


                                                 Percent of Class(1)(2)
Name and Address             Amount and Nature --------------------------
of Beneficial                  of Beneficial     Before          After
Owner(3)                         Ownership     Offering(2)  Offering(2)(4)
----------------                ----------      ---------      ---------

J. Daniel Bell(5)(6)                42,191          .4%            .3%
2750 East Cedar Avenue
Denver, CO  80209

Carylyn K. Bell(5)(7)            6,682,571        61.2%          53.8%
2750 East Cedar Avenue
Denver, CO  80209

Jeffery Spencer(8)               1,176,695        10.8%           9.5%

Craig Crawford(9)                  924,000         8.5%           8.9%

Walter Strycker(10)                 30,000          .3%            .2%

Henry Fong(11)(13)                 654,008         5.9%            .7%

William Maury Bell(3)(13)           88,071          .8%            .4%

Gulfstream Financial               558,375         5.1%           0.4%
  Partners, LLC(12)(13)

All Officers and Directors       9,509,465        81.1%          72.6%
as a Group (7 persons)

---------------

(1) Under SEC Rules, we include in the number of shares owned by each person the number of shares issuable under outstanding options if those options are exercisable within 60 days of the date of this Prospectus. We calculate the ownership of each person who owns exercisable options by adding (i) the number of exercisable options for that person only to (ii) the number of total shares outstanding and dividing that result into
     (iii) the total number of shares and exercisable options owned by that person.

(2) Does not reflect voting percent. Mr. Bell's 10,000 shares of Class B Common Stock entitle him to elect a majority of our directors.

(3) Unless otherwise noted, the address of each person is 654 North Belt East, Suite 310, Houston, Texas 77060.
(4) Does not give effect to the exercise of any outstanding options or warrant. Assumes all 1,500,000 shares of common stock are sold in the offering.

(5) J. Daniel Bell is the husband of Carylyn K. Bell and the father of William Maury Bell.

(6) Consists of 10,000 shares of Class B Common Stock and 32,191 shares of Class A Common Stock. Mr. Bell's 10,000 shares of Class B Common Stock entitle him to elect a majority of our directors. On matters other than the election of directors, the shares of Class B Common Stock are counted equally with shares of Class A Common Stock.

(7) Includes 500,000 shares of common stock held by Mrs. Bell as custodian of Caitlyn Ann Bell, Christopher Ryan Bell, Henry Daniel Bell, Ian Gregory Bell and Kathleen Ann Bell under the Colorado Uniform Gifts to Minors Act. Also includes 3,032,221 shares held of record by McCandish, LLC, a limited liability company of which Mrs. Bell is a manager and controlling person. In November 1999, Mr. Crawford exercised options from Mrs. Bell and purchased 350,000 shares at $.01 per share. In January 2000, Mr. Crawford sold 171,000 of these shares in three separate, private sales for total consideration of $78,000. Further in January 2000, Mr. Crawford gifted 41,500 shares to persons involved with the formation of GeniSys Information Systems, Inc.

(8) Includes incentive stock options granted under the Plan exercisable to purchase, in the aggregate, 570,000 shares of common stock at an exercise price of $.40 per share, subject to future vesting.

(9) Includes options granted by Mrs. Bell to Mr. Crawford exercisable to purchase from shares of common stock beneficially owned by Mrs. Bell 350,000 shares of common stock at a price of $.001 per share and 250,000 shares of common stock at a price of $.10 per share. Also includes incentive stock options granted under the Plan exercisable to purchase, in the aggregate, 470,000 shares of common stock at an exercise price of $.40 per share, subject to future vesting.

(10) Consists of non-qualified stock options granted under the Plan exercisable to purchase, in the aggregate, 30,000 shares of common stock at an exercise price of $.40 per share.

(11) Includes non-qualified stock options granted under the Plan exercisable to purchase, in the aggregate, 30,000 shares of common stock at an exercise price of $.40 per share and warrants to purchase 5,967 shares. Includes the 558,375 shares of common stock held of record by Gulfstream Financial Partners, LLC, of which Mr. Fong would be deemed a beneficial owner by virtue of his power to vote and dispose of such shares.

(12) Gulfstream Financial Partners, LLC is a Colorado Limited Liability Company whose members include Henry Fong, a member of the Board of Directors. The members have the authority by majority vote to make decisions with respect to the voting or disposition of those shares owned by us.

(13) In the concurrent offering being undertaken by certain selling shareholders, Henry Fong, William Maury Bell and Gulfstream Financial Partners, LLC are each offering shares for sale on a delayed and continuous basis. The following table sets forth information related to their share ownership giving effect to the Selling Shareholder offering:

                         Shares         Shares Beneficially
Name                     Offered        Owned After Offering     Percent
----                     -------        --------------------     -------

Henry Fong               59,666              35,967                 .3%
William Maury Bell       38,071              53,807                 .4%
Gulfstream Financial
 Partners, LLC           507,614             50,761                 .4%


                             THE COMPANY OFFERING

     We are offering on a best efforts basis up to 1,500,000 shares of our common stock at an offering price of $1.50 per share. The offering price of the common stock being offered hereby was arbitrarily determined by us and is not necessarily related to our assets, book value or financial condition. In determining the offering price and the number of shares of common stock to be offered, we considered such factors as our financial condition, our net tangible book value, limited operating history and general condition of the securities market. Accordingly, the offering price of the common stock may not indicate the actual value of the Company.

     We are offering the shares of common stock to the public through our chief executive officers and will rely primarily on the efforts of J. Daniel Bell, our President and CEO and Henry Fong, a director. No commissions, fees or other compensation will be paid to officers or directors in connection with the offering. We may retain the services of selling agents who are members of the National Association of Securities Dealers to assist us. On any sales made by the selling agents, a commission of up to ten percent (10%) may be paid. To date there exists no arrangements or commitments to retain any selling agent.

     We will offer the shares to the public beginning on the date of this Prospectus and ending 90 days from the date of this Prospectus, unless all of the shares are sold sooner. Investors in the offering will be asked to sign a subscription agreement at the time they pay for their shares. We have no arrangements to escrow or impound any of the proceeds from the sale of shares, and all proceeds will be immediately deposited into our general operating account and used for working capital. We intend to deliver to investors certificates for their shares within 30 days of accepting their subscription agreements.

     There currently exists no public trading market for our common stock, and we cannot assure you that such a market will develop in the future. In the absence of an active public trading market, an investor may not be able to liquidate his investment without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operation.

     Our securities may be quoted on the OTC Electronic Bulletin Board or in the "pink sheets" maintained by the National Quotations Bureau, Inc. which reports quotations by brokers or dealers making a market in particular securities. We have no agreement with any broker or dealer to act as a marketmaker for our securities and there is no assurance that we will be successful in obtaining any marketmakers. The lack of a marketmaker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate quotations as to the price of, our securities.

                           DESCRIPTION OF SECURITIES



     We are authorized to issue up to 100,010,000 shares of $.001 par value common stock and 50,000,000 shares of $.01 par value preferred stock. As of April 15, 2000, 10,915,027 shares of Class A Common Stock, 10,000 shares of Class B Common Stock and no shares of preferred stock were issued and outstanding, and there were 281 stockholders of record.


Common Stock

     Our authorized common stock consists of 100,000,000 shares of Class A Common Stock and 10,000 shares of Class B Common Stock. The shares of Class A Common Stock and Class B Common Stock are identical with respect to the relative rights and preferences of holders of such shares with respect to dividends, payment on liquidation, lack of cumulative voting and preemptive rights. However, the Class B Common Stock may only be issued to J. Daniel Bell, our Chairman and CEO, or an entity controlled by Mr. Bell. The holders of Class B Common Stock voting as a separate class have the right to elect a majority of the members of our Board of Directors. All issued and outstanding shares of Class B Common Stock automatically convert into an equal number of Class A Common Stock if and when transferred to any person other than J. Daniel Bell.

     Each holder of common stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of Class A Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Class A Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of Class A Common Stock are entitled to receive, pro-rata, our assets which are legally available for distribution to stockholders. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

     We are authorized to issue up to 50,000,000 shares of $.01 par value preferred stock. Our preferred stock can be issued in one or more series as may be determined from time-to-time by our Board of Directors. In establishing a series our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. Our Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:


     *    the rate of distribution,
     * the price at and the terms and conditions on which shares shall be redeemed,
     *    the amount payable upon shares for distributions of any kind,
     *    sinking fund provisions for the redemption of shares,
     * the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and
     *    voting rights except as limited by law.


     Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Warrants

     We have issued to certain investors a total of 147,205 Class A Warrants, each exercisable for one year to purchase a share of our common stock at a price of $1.00 per share. The Class A Warrants expire on October 31, 2000. We have the ability to repurchase the warrants if we have registered the exercise of the warrants with the Commission and our public trading price has been more than $1.50 per share for at least ten consecutive trading days. In such event, holders of the warrant will have a 30 day notice period in which to exercise the warrants, and any warrants not exercised will be redeemed by us at a redemption price of $.01 per share.

Transfer Agent, Warrant Agent and Registrar

     The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., Denver, Colorado. Ms. Carylyn Bell, one of our directors, executive officers and principal shareholders, is the controlling person of the transfer agent.

Reports to Stockholders

     We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders as it deems appropriate.

                                 LEGAL MATTERS


     The validity of the issuance of the shares we are offering will be passed upon for us by Neuman & Drennen, LLC, Boulder, Colorado.


                                    EXPERTS

     The audited consolidated financial statements of iGeniSys, Inc. and subsidiaries included herein and elsewhere in the Registration Statement have been audited by Gelfond Hochstadt Pangburn, P.C., independent certified public accountants, for the periods and to the extent set forth in their reports appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

     We have filed with the Commission a Registration Statement on Form SB-2 to register the shares of our common stock and common stock warrants to be sold by the Selling Securityholders and issued pursuant to the exercise of the warrants. This Prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement.


     We are not currently subject to the informational filing requirements of the Exchange Act. However, as a result of this offering, we will become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the Commission. We will provide without charge to each person who receives this Prospectus copies of our reports and other information which we file with the Commission. Your request for this information should be directed to our Vice President and Chief Financial Officer, Craig Crawford, at our corporate office in Houston, Texas. You can also review this information at the public reference rooms of the Commission and on the Commission's website as described above.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


     This index relates to the consolidated financial statements set forth in this Prospectus of iGeniSys, Inc.

Independent Auditors' Report of Gelfond Hochstadt Pangburn, P.C.     F-2

Consolidated Balance Sheets as of March 31, 1999 and 1998 and
  as of December 31, 1999 (unaudited)                                F-3

Consolidated Statements of Operations for the year ended
  March 31, 1999, for the period May 1, 19997 (inception) to
  March 31, 1998, and for the nine months ended December 31, 1999
  (unaudited) and 1998                                               F-5

Consolidated Statements of Shareholders' Equity for the year ended March 31, 1999 and for the period from May 1, 1997
  (inception) to March 31, 1998 and the nine month period
  ending December 31, 1999 (unaudited)                               F-6

Consolidated Statements of Cash Flows for the year ended
  March 31, 1999, for the period May 1, 1997 (inception) to
  March 31, 1998, and for the nine months ended December 31, 1999
  (unaudited) and 1998                                               F-7

Notes to Consolidated Financial Statements                          F-9

                         Independent Auditors'  Report



The Board of Directors and Shareholders
iGeniSys, Inc.

We have audited the accompanying consolidated balance sheets of iGeniSys, Inc. and subsidiary as of March 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended March 31, 1999 and the period from May 1, 1997 (inception) to March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iGeniSys, Inc. and subsidiary as of March 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended March 31, 1999 and the period from May 1, 1997 (inception) to March 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 9 to the financial statements, subsequent to the issuance of the Company's March 31, 1999 financial statements, management of the Company determined that a portion of previously capitalized software costs should have been expensed. As a result, development costs as shown on the Company's March 31, 1999 balance sheet have been reduced by $250,000, and selling, general and administrative expenses have been increased by a similar amount increasing the net loss for the year ended March 31, 1999 to $549,243.

GELFOND HOCSTADT PANGBURN, P.C.

Denver, Colorado
June 25, 1999,
February 16, 2000 as to Note 9
                         iGENISYS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                            March 31,       December 31,
                                       1999         1998        1999
                                                             (unaudited)
                                    -----------  ----------- -----------
               ASSETS
               ------
CURRENT ASSETS:
  Accounts receivable, net of
     allowance for doubtful accounts
     of $79,500, $50,000, and
     $104,000 as of March 31, 1999
     and 1998 and December 31, 1999,
     respectively                   $  933,134  $   889,091  $  465,260
  Other receivables                     12,055       33,649      23,192
  Contracts in process                 125,611       45,723       8,031
  Prepaid expenses and other            36,689       47,853      63,995
                                    -----------  ----------- -----------
   Total current assets              1,107,489    1,016,316     560,478

EQUIPMENT, net (Note 3)                147,359       94,078     147,693

INTANGIBLES AND OTHER ASSETS:
  Development costs, net of
     accumulated amortization of
     $10,366 at March 31, 1999
     and $56,464 at December 31,
     1999 (Note 9)                     299,819       46,521     341,155
  Royalties (Note 2)                    81,000       11,000      55,000
  Deposits and other                     9,154        3,784      61,093
                                    -----------  ----------- -----------
                                    $1,644,821  $ 1,171,699  $1,165,419
                                    ===========  =========== ===========

               LIABILITIES AND SHAREHOLDERS' EQUITY
               ------------------------------------
CURRENT LIABILITIES:
  Bank overdraft                      $ 16,632  $    23,937  $   59,360
  Accounts payable, trade              508,954      402,378     551,231
  Revolving line of credit
     (Notes 4 and 10)                   56,039            -     324,190
  Revolving line of credit and
     notes payable to shareholder
     (Note 2)                          394,409      144,000      96,531
  Current portion of obligations
     under capital leases (Note 5)      30,790       23,903      31,653
  Accrued payroll, taxes and
     withholdings                      257,396       84,159     129,430
  Due to affiliate (Note 2)            161,235      363,396     126,304
  Deferred contract revenue                  -            -      45,000
  Management fees payable, affiliate
     (Note 2)                           42,000        6,000      69,000
                                    -----------  ----------- -----------
 Total current liabilities           1,467,455    1,047,773   1,432,699

LONG-TERM DEBT:
  Convertible note payable,
     shareholder (Note 2)                    -       75,000           -
  Long-term portion of obligations
     under capital leases (Note 5)      23,310       43,902           -
               Total liabilities     1,490,765    1,166,675   1,432,699

COMMITMENTS  (Note 6 and 10)

SHAREHOLDERS' EQUITY (Notes 7 and 10):
  Preferred stock, $.01 par; authorized
     50,000,000 shares; no issued and
     outstanding shares
  Common stock, $.001 par value;
     authorized 100,010,000 shares:
  Class A; issued and outstanding
     9,955,023 and 4,634,351 shares
     as of March 31, 1999 and
     1998, respectively, 10,915,027
     at December 31, 1999                9,954        4,634      10,915
  Class B; issued and outstanding
     10,000 shares (1999 and 1998)          10           10          10
  Additional paid-in capital           713,411       20,456   1,184,250
  Accumulated deficit                 (569,319)     (20,076) (1,462,455)
                                    -----------  ----------- -----------
                                       154,056        5,024    (267,280)
                                    -----------  ----------- -----------
                                    $1,644,821  $ 1,171,699  $ 1,165,419
                                    ===========  =========== ===========


                The accompanying notes to financial statements
                   are an integral part of these statements
                                     iGENISYS, INC. AND SUBSIDIARY
                                 CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         For the period      For the nine months
                                           For the year     May 1, 1997      ended December 31,
                                               Ended      (inception), to  ----------------------
                                          March 31, 1999  March 31, 1998     1999         1998
                                                                                 (unaudited)
                                          --------------   -------------  ----------- ------------

REVENUES                                  $   3,049,128    $ 1,882,445  $  2,032,767  $1,868,671
                                          --------------   -------------  ----------- ------------
OPERATING EXPENSES:
  Contract costs                              1,478,633      1,036,945     1,297,519     975,912
  Research and development                      453,525        101,124       221,136      98,725
  Selling, general and administrative:
     Affiliates (Note 2)                         36,000          6,000        27,000      27,000
     Other                                    1,490,148        726,302     1,210,182   1,296,720
  Depreciation and amortization                  57,756          6,253        90,115      32,841
                                          --------------   -------------  ----------- ------------
                                              3,516,062      1,876,624     2,845,952   2,381,198
                                          --------------   -------------  ----------- ------------
OPERATING (LOSS) INCOME                        (466,934)         5,821      (813,185)   (512,527)

INTEREST EXPENSE
  Shareholder (Note 2)                           29,823         17,218        10,204      33,458
  Other                                          52,486          8,679        69,747      12,717
                                          --------------   -------------  ----------- ------------
                                                 82,309         25,897        79,951      46,175
                                          --------------   -------------  ----------- ------------
NET LOSS                                  $    (549,243)   $   (20,076) $   (893,136) $ (558,702)
                                          ==============   ============  ============  ===========
BASIC AND DILUTED LOSS PER SHARE          $       (0.09)   $     (0.00) $      (0.09) $    (0.12)
                                          ==============   ============  ============  ===========
WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING                           6,165,715      4,602,510    10,295,938   4,602,510
                                          ==============   ============  ============  ===========

                            The accompanying notes to financial statements
                               are an integral part of these statements
                                     iGENISYS, INC. AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                         FOR THE YEAR ENDED MARCH 31, 1999 AND FOR THE PERIOD
                            FROM MAY 1, 1997 (INCEPTION) TO MARCH 31, 1998
                AND THE NINE MONTH PERIOD ENDING DECEMBER 31. 1999 (UNAUDITED)

                                   Class A            Class B        Addi-                  Total
                                Common Stock       Common Stock     tional    Retained     Share-
                            -------------------  ----------------   Paid-in   Earnings    holders'
                               Shares    Amount   Shares   Amount    Capital    Deficit       Equity
                             ---------- -------  -------  ------- ---------- ----------  -----------

BALANCES, May 1, 1997                -       -        -        -          -          -            -
Common stock issued for cash 4,634,351  $4,634   10,000  $    10  $  20,456              $   25,100
Net income                           -       -        -        -          -  $ (20,076)     (20,076)
                             ---------- -------  -------  ------- ---------- ----------  -----------
BALANCES, March 31, 1998     4,634,351   4,634   10,000       10     20,456    (20,076)       5,024

Conversion of notes and
  interest payable           2,129,711   2,130                       79,605                  81,735
Common stock issued for
  services                     742,678     742                       34,758                  35,500
Acquisition of the assets of
  Zion Enterprise, Inc.
  (Note 1)                     976,200     976                           64                   1,040
Common stock issued for cash 1,472,083   1,472                      578,528                 580,000
Net loss                             -       -        -        -          -   (549,243)    (549,243)
                             ---------- -------  -------  ------- ---------- ----------  -----------
BALANCES, March 31, 1999     9,955,023     9,954 10,000       10    713,411   (569,319)     154,056

Common stock issued for cash,
  unaudited                    960,004     961        -        -    470,839          -      471,800
Net loss, unaudited                  -       -        -        -          -   (893,136)    (893,136)
                             ---------- -------  -------  ------- ---------- ----------  -----------
BALANCES, December 31,
  1999, unaudited           10,915,027 $10,915   10,000  $    10 $1,184,250$(1,462,455)  $  267,280
                             ========== =======  =======  ======= ========== ==========  ===========

        The accompanying notes to financial statements are an integral part of these statements
                                     iGENISYS, INC. AND SUBSIDIARY
                                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                For the            For the nine
                                                     For the  period May 1,       months ended
                                                   year Ended1997 (incept-        December 31,
                                                   Ended March   tion), to   ----------------------
                                                    31, 1999 March 31, 1998    1999        1998
                                                                                   (unaudited)
                                                  -----------  -----------  ----------   ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                        $ (549,243) $   (20,076) $ (893,136) $  (558,702)
  Adjustments to reconcile net loss to net cash
   used in operating activities -
     Provision for doubtful accounts                  79,500       50,000      24,500            -
  Depreciation and amortization                       57,755        6,252      90,115       32,841
  Provision for loss on royalties                          -            -      26,000            -
  Issuance of common stock as compensation            35,500            -           -            -
  (Increase) decrease in -
     Accounts and other receivables                 (123,543)    (939,091)    443,374      425,495
     Contracts in process                            (79,888)     (45,723)    117,580     (106,832)
     Prepaid expenses and other                       32,758      (81,502)    (38,443)     (36,545)
  Increase (decrease) in -
     Accounts payable                                113,311      402,378      42,280       66,336
     Accrued payroll, taxes and withholdings         173,237       84,159    (127,966)     294,994
     Due to affiliate                               (312,482)     363,396     (35,049)    (413,396)
     Deferred revenue                                      -            -      45,000            -
     Management fees payable, affiliate               36,000        6,000      27,000        6,000
                                                  -----------  -----------  ----------   ----------
       Net cash used in operating activities        (537,095)    (174,207)   (278,745)    (289,809)
                                                  -----------  -----------  ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                (88,013)     (29,434)    (45,334)     (75,902)
  Development costs                                 (263,665)     (46,521)    (86,336)     (57,625)
  Purchase of royalties                              (70,000)     (11,000)          -      (70,000)
  Deposits and other assets                           (5,369)      (3,784)    (51,939)      (5,370)
                                                  -----------  -----------  ----------   ----------
       Net cash used in operating activities        (427,047)     (90,739)   (183,609)    (208,897)
                                                  -----------  -----------  ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (repayment of) bank overdraft         (7,305)      23,937      42,728      (23,937)
  Proceeds from notes payable to shareholder         558,355      225,000      50,000            -
  (Repayments of) proceeds from revolving line
     of credit to shareholder                       (307,946)      (6,000)   (347,878)      (8,257)
  Proceeds from line of credit, net                  166,360            -     268,151      589,882
  Repayments of obligations under capital leases     (26,362)      (3,091)    (22,447)     (13,645)
  Proceeds from issuances of common stock            581,040       25,100     471,800            -
                                                  -----------  -----------  ----------   ----------
       Net cash provided by financing activities     964,142      264,946     462,354      544,043
                                                  -----------  -----------  ----------   ----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                              -            -           -        9,703

CASH AND CASH EQUIVALENTS, BEGINNING                       -            -           -            -
                                                  -----------  -----------  ----------   ----------
CASH AND CASH EQUIVALENTS, ENDING                 $        -  $         -  $        -  $     9,703
                                                  ===========  =========== ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid for interest                          $   87,232  $    20,974  $   84,592  $    54,321
  Cash paid for taxes                                      -            -           -            -
                                                  ===========  =========== ===========  ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:

During the period from May 1, 1997 (inception) to March 31, 1998 and the year ended March 31, 1999, the Company executed capital lease agreements for the purchase of property and equipment totaling $12,657 and $70,896, respectively.

During August 1998 the Company's major stockholder converted $75,000 of convertible notes payable plus accrued interest of $6,735 into 2,129,711 shares of the Company's common stock, in satisfaction of amounts due.


       The accompanying notes to financial statements are an integral part of these statements.

                         iGENISYS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              AS OF MARCH 31, 1999 AND 1998 AND NINE MONTHS ENDED
                    DECEMBER 31, 1999 AND 1998, (UNAUDITED)

1.   Organization and summary of significant accounting policies:

     Corporate Background

     GeniSys Information Systems Inc. ("GeniSys") is a Colorado corporation formed on May 1, 1997 and it is the operating subsidiary of iGeniSys, Inc. (the "Company"). The Company's primary business is management consulting in the project management arena and the development of supporting project management software. GeniSys also performs ancillary services relating to assisting its customers in implementing its software and performing independent cost and risk analyses. Through March 31, 1999 (and December 31, 1999, unaudited), substantially all of the Company's customers were located throughout the United States.

     An independent group of investors formed Zion Enterprises, Inc. ("Zion") in February 1996 as a Colorado corporation. Zion was formed for the sole purpose of establishing a widely held company that would subsequently seek a merger with another entity that desired to merge. Through March 1999, Zion had no operations or business activity.

     In March 1999, Zion acquired all of the outstanding shares of the common stock of GeniSys in exchange for newly issued shares of Zion, whereby GeniSys' shareholders received 75% of the outstanding post-merger common stock. Zion became the parent company of GeniSys through this transaction. As a result of the transaction, the former officers and directors of GeniSys assumed control of Zion and changed the name to iGeniSys, Inc. This transaction has been accounted for as an acquisition of Zion by GeniSys and a recapitalization of GeniSys. The historical financial statements prior to this transaction are those of GeniSys as Zion had no significant activities. Also, the equity accounts of GeniSys have been restated to reflect the exchange ratio of one GeniSys share for 4.184 Zion shares. All significant intercompany transactions have been eliminated in consolidation.

     The consolidated balance sheet as of December 31, 1999, the consolidated statements of operations and cash flows for the nine months ended December 31, 1999 and 1998, and the consolidated statements of shareholders' equity for the nine months ended December 31, 1999 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all such periods have been made. The results of operations for the nine months ended December 31, 1999 are not necessarily indicative of the operating results for the full year.

     Significant Accounting Policies

     Basis of Preparation of Financial Statements - The Company has incurred operating losses since inception due to unassigned labor costs, development of its software products, and efforts to gain market acceptance for such products. These losses have caused the Company to operate with limited liquidity and created a deficit working capital as of March 31, 1999. Management has developed a plan to increase its working capital and subsequent to March 31, 1999 has raised equity capital of $471,800 as discussed in Note 9 through private placement of securities. This plan includes the effort to raise additional equity through public sale of securities during fiscal year ended March 31, 2000. Management's plans also include reducing operating costs while increasing sales and marketing efforts. However, the Company is not certain as to whether it will be successful in raising additional equity or increasing revenues. If management's plans are not successful, operations could be significantly reduced.

     Contracts in Process - Contracts in process represent the cost of work performed on contracts that have not been billed to the customer.

     Property and Equipment - Property and equipment is stated at cost. Depreciation, including amortization of capital leases, is provided for on the straight-line method over the shorter of the lease term or estimated useful lives of the assets, primarily five years.


     Development Costs - The Company's software development costs consists primarily of enhancements and software production from costs related to products for which technological and market feasibility has been established. Accordingly, such costs have been capitalized as incurred. Capitalization ceases when the product has been completed and the product is ready for release to our customers. Prior to the technological feasibility, development costs were expensed. None of these costs were incurred under contracts with customers. In the years ended March 31, 1999 and 1998, the Company incurred approximately $450,000 and $100,000, respectively, for research and development expenses related to software development. During the nine months ended December 31, 1999 and 1998, the Company incurred approximately $220,000 and $390,000, respectively, for research and development expenses. Amortization of the capitalized cost begins on a straight-line basis over the estimated lives of the products, generally three years, when the product is complete. Amortization expense of approximately $10,366 was recorded related to these costs during the year ended March 31, 1999; no amortization was recorded in the period ended March 31, 1998. During the nine month period ended December 31, 1999 (unaudited), $46,098 was recorded as amortization costs; no amortization was recorded in the corresponding period in 1998.


     Management assesses the carrying values of its development costs and other long-lived assets for impairment when circumstances warrant such a review. Based on its review, management does not believe that any impairment has occurred as of March 31, 1999 and 1998, nor as of December 31, 1999 (unaudited).

     Revenue Recognition - Sales of the Company's software products are recognized when shipped. The Company's revenues from consulting and implementation services are recognized when the services are performed. Software maintenance revenues are deferred and recognized over the term of the related contract.

     Income Taxes - Deferred tax assets and liabilities are recorded for the estimated future tax effects of: (a) temporary differences between the tax basis of assets and liabilities and amounts reported in the balance sheets, and (b) operating loss and tax credit carryforwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgmental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

     Basic and Diluted Loss per Share - The Company determines basic and diluted loss per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which is effective for the years ended after December 31, 1997. The basic net earnings (loss) per common share is computed by dividing the net loss by the weighted average number of shares outstanding during a period. Diluted net earnings (loss) per common share is computed by dividing the net loss, adjusted on an as if converted basis, by the weighted average number of common shares outstanding plus potential dilutive securities. Stock options are not considered in the calculation, as the impact of the potential common shares would be to decrease loss per share.

     Cash and Cash Equivalents - Cash and Cash Equivalents include cash and other highly liquid investments with maturities of three months or less at the date of acquisition. Cash equivalents are stated at cost, which approximates market value.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will be determined based on the outcome of future events and could differ from the estimates.

     Credit and Other Risk Considerations - The Company's accounts receivable and its costs and estimated earnings in excess of costs on uncompleted contracts subject the Company to credit risk, as collateral is generally not required. The Company performs credit evaluations of its customers' financial condition and maintains allowances for potential credit losses. In the opinion of management, actual losses and allowances have been within its expectations. The carrying amount of the Company's receivables and its costs and estimated earnings in excess of costs on uncompleted contracts approximates their fair value.

     For the periods ended March 31, 1999 and 1998, approximately 29% and 42 % of the Company's revenues were billed to one customer, respectively (approximately 42.3% and 11.6% for the nine month periods ended December 31, 1999 and 1998, respectively, unaudited). At March 31, 1999 and 1998, approximately 56% and 47%, respectively, of total receivables were due from this customer (17.1% at December 31, 1999). Also for the year ended March 31, 1999, another customer accounted for 10% of the Company's sales (approximately 18.3% and 14.1% for the nine month periods ended December 31, 1999 and 1998, respectively, unaudited). Additionally, two other customers accounted for 10% and 12% of total accounts receivables at March 31, 1999. At March 31, 1998, another two customers accounted for 13% and 17% of total accounts receivable. As of December 31, 1999, another two customers accounted for 19.6% and 12.4% of our total accounts receivable.

     The Company is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of its products, dependence on principal products and third party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, and limited operating history.

     Stock- based Compensation - SFAS No. 123, Accounting for Stock-Based Compensation, allows companies to choose whether to account for employee stock-based compensation on a fair value method, or to continue accounting for such compensation under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB
25). The Company has chosen to account for employee stock-based compensation using APB 25. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the options' exercise price.

     Recent Accounting Pronouncements

     COMPREHENSIVE INCOME - In June 1997, the Financial Accounting Standards ("FASB") issued SFAS No. 130, Reporting Comprehensive Income. This statement is effective for financial statement issued for periods beginning after December 15, 1997. The Company adopted this statement during 1998 and it had no material impact on the Company's financial statement disclosures.

     SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION - In June 1997, the FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. This statement is effective for fiscal years beginning after December 15, 1997. SFAS 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments, in each case to the amounts in the general purpose financial statements. As the Company only operates in one segment, adopting this statement had no material impact on the Company's financial statement disclosures.

     PENSION AND OTHER POSTRETIREMENT BENEFITS - In February 1998, the FASB issued FAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits. SFAS 132 standardizes the disclosure requirements for pensions and other post-retirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets. The statement is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Adoption of SFAS 132 is expected to have no effect on the Company, since there are no pension plans.

     DERIVATIVE AND HEDGING ACTIVITIES - In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement is effective for fiscal years beginning after June 15, 2000. Currently, the Company does not have any derivative financial instruments and does not participate in hedging activities, therefore management believes SFAS No. 133 will not impact the Company's financial position or results of operations.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires the Company to disclose estimated fair values for its financial instruments, for which it is practicable to estimate. The fair value of the Company's payables to the shareholder, affiliate and related party and the royalty receivable are not practicable to estimate due to the related party nature of the underlying transactions. Management believes that the carrying amounts of the Company's other financial instruments approximates their fair values primarily because of the short-term maturity of these instruments.

     Estimates are not necessarily indicative of the amounts which could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amount.

2.   Related party transactions:

     Through a series of transactions, the Company acquired the rights to receive royalty payments from software in which one of Company's officers has an interest. These rights were obtained in exchange for total consideration of $81,000. Management expected, through December 1999, this amount would be recovered from the future royalty payments. However, in December 1999, it was determined that this amount would not be realized and, accordingly, the asset was written down to its estimated net realizable value of $55,000 (unaudited).


     The Company has entered into a management contract for professional services with an entity, which is controlled by the Company's majority shareholder ("major shareholder"). The contract provides for management fees of $3,000 per month. During the year ended March 31, 1999 and the period ended March 31, 1998, the Company charged $36,000 and $6,000, respectively, to expenses in fees pursuant to this agreement. As of March 31, 1999 and 1998, $42,000 and $6,000, respectively, are payable under this contract. As of December 31, 1999, the Company owes $69,000 under this contract and charged $27,000 to expense for fees under this agreement during each of the nine month periods ended December 31, 1999 and 1998 (unaudited).


     The Company had a revolving line of credit with the major shareholder totaling $321,409 at March 31, 1999 collateralized by specific customer invoices. This financing arrangement was a factoring arrangement for the Company. Payments received on these accounts were forwarded to the stockholder as they were paid and the appropriate amount of the note retired. Interest charged on these notes is equal to the rate which the stockholder borrows funds to advance on these notes (7.75% at March 31, 1999). This note was repaid subsequent to March 31, 1999 as discussed in Note 8.

     In addition, the Company had notes payable with the major shareholder for $58,000 and $15,000 as of March 31, 1999 and for $94,000 and $50,000 as of
March 31, 1998. The notes accrued interest at an annual prime rate, which was 7.75% and 8.5% as of March 31, 1999 and 1998, respectively. The $94,000 note payable is represented by a borrowing at a financial institution that is collateralized with a $100,000 certificate of deposit owned by our major shareholder. Accordingly, this loan is recorded on the accompanying financial statements as a liability. These notes are payable on demand, and accordingly are classified as current liabilities. As of December 31, 1999, the balances of these notes were $31,530 and $15,000, respectively. (See Note 10 for other related party loans).

     During the year ended March 31, 1998, the Company borrowed $75,000 under a convertible debt agreement with the major stockholder. Interest accrued monthly on the outstanding principal at the rate of 6%. Under the terms of the agreement, the unpaid principal amount and accrued interest was convertible into common stock at a current market price at the option of the major stockholder. As of August 31, 1998, the major shareholder converted $75,000 of unpaid principal and related accrued interest of $6,735 into 2,129,711 shares of the Company's common stock.

     The Company and an entity controlled by the Company's major shareholder shared employees, common lease space, third-party vendor accounts, and a line of credit as discussed in Note 4. Further, the Company and this related entity borrowed funds on an unsecured non-interest bearing basis from each other from time to time as a cash flow vehicle, not a primary funding source. During the periods ended March 31, 1999 and 1998, the maximum net amount payable to the related entity approximated $370,000 and $415,000, respectively. As of March 31, 1999 and 1998, the Company owed $186,235 and $363,395, respectively, to this related entity for the net amount of inter-company transactions. As of December 31, 1999 (unaudited), this due to affiliate had been reduced to $126,304. The Company ceased the inter-company borrowings in June 1999 once the credit agreement discussed in Note 10 was obtained. The Company intends to pay off the balance remaining within the next six-months and, accordingly, the balance is classified as a current liability.

3.   Equipment:

     Equipment is summarized by major classification as follows as:

                               March 31,  March 31,December 31,
                                 1999       1998       1999
                              ---------- ---------- ----------
                                                    (unaudited)

     Computer equipment       $ 148,247  $  93,447  $ 156,786
     Computer software           10,915      5,260     37,124
     Furniture and fixtures      41,839      1,624     48,331
                              ---------- ---------- ----------

     Total depreciable assets   201,001    100,331    242,241
       Less accumulated
         depreciation           (53,642)    (6,253)   (94,548)
                              ---------- ---------- ----------
                              $ 147,359  $  94,078  $ 147,693
                              ========== ========== ==========

     Included in these assets are certain assets under a capital lease obligation (Note 5). As of March 31, 1999 and 1998, the net amount of leased equipment was approximately $57,000 and $68,500, respectively. As of December 31, 1999 (unaudited), the net balance approximated $45,000.

4.   Revolving lines of credit:

     During the year ended March 31, 1999 the Company and a related entity were party to a joint loan and security agreement with a financial institution which allowed the companies to borrow up to $750,000 under a revolving line of credit. As of March 31, 1999, the Company's share of this line of credit was $56,039. At March 31, 1998, there were no balances outstanding under this line of credit. A general of assignment accounts receivable, property and equipment, and software costs secures borrowings under the line of credit. Under the terms of the agreement, the Company and the related entity are co-borrowers, and each has joint and several liability on the outstanding balance. The borrowings bear interest at variable rates equal to the Central Bank of Houston's Index Rate plus 3.0% (approximately 9% at March 31, 1999). The credit facility was repaid in April 1999 as discussed in Note 10.

5.   Capital lease obligations:

     The Company has certain assets under capital lease obligations. The leases require total monthly payments of $2,731 and have been recorded using the Company's marginal cost of borrowing at the time the leases were entered into of 12%.

     The minimum lease payments required under the capital leases together with the present value of the minimum lease payments at March 31, 1999 are as follows:



     2000                               $  30,790
     2001                                  15,556
     2002                                   8,376
     2003                                   8,376
                                        ----------
     Total                                 63,098

     Less amount representing interest     (8,998)
                                        ----------
     Present value of future minimum
       lease payments                      54,100

     Less current portion                  30,790
                                        ----------
     Long-term portion                  $  23,310
                                        ==========

     Total interest expense related to these capital leases was $8,223 and $891 in 1999 and 1998, respectively.

6.   Commitments:

     The Company leases office space in Houston and Los Angeles under operating leases that expire through 2002. The leases generally require the Company to pay for utilities, insurance, property taxes and maintenance. Rental expense was approximately $110,000 and $70,000 for the periods ended March 31, 1999 and 1998, respectively. For the nine months ended December 31, 1999 (unaudited), rental expense was $89,200 and $45,300, respectively. Future minimum lease payments are approximately $120,000 annually through 2002.

7.   Capital stock:

     The Company has 50,000,000 shares of $.01 par value preferred stock authorized, with no shares issued. These shares, when issued, will have preferences and restrictions as determined by the Company's Board of Directors.

     The common stock of the Company is divided into Class A and Class B shares. There are a total of 100,010,000 shares of $.001 par value common stock authorized with 10,000 being designated as Class B shares. The rights of Class A and B shares are identical, except that Class B shares may only be issued to the Company's Chairman of the Board and Chief Executive Officer. Further, Class B shares have the right to elect a majority of the Board of Directors and such shares can be converted to Class A shares on a one-for-one basis at the sole discretion of the holder.

     In March 1999 and as part of the transaction discussed in Note 1, new investors in Zion loaned GeniSys $580,000, at 10% interest annually, on a temporary basis while the documentation of the stock purchase was being completed. Prior to March 31, 1999, loan holders converted the temporary loans of $580,000 into 1,472,083 shares of stock in the Company. Due to the intent of the Company and investors, this transaction has been accounted for as a sale of stock for cash in the accompanying financial statements.


     In April, 1998, the Company agreed to issue 742,678 shares of Class A common stock to two senior officers of the Company. The Company recorded compensation expense of $35,500, based on management's estimate of the fair value of the common stock.


8.   Income taxes:

     The Company has net operating loss carryforwards in excess of $250,000 as of March 31, 1999 to offset future taxable income. Such net operating losses begin to expire after 2019. As of March 31, 1999, the Company has provided a 100% valuation allowance for the deferred tax asset relating to such net operating losses because it could not be determined that it was more likely than not that the deferred tax asset would be realized through future
earnings.   The Company has no other material deferred tax items since the accounting methods used for financial reporting and income tax purposes are substantially comparable.

9.   Restatement of Software Development costs:

     Subsequent to the original issuance of the Company's March 31, 1999 financial statements, management determined that a portion of the previously capitalized software costs should have been expensed. Based upon further evaluation of the working model of the Company's software, it was determined that the software had not fully achieved technological feasibility at the date the costs were incurred. Accordingly, such costs have been expensed as research and development costs in the accompanying financial statements and these statements have been restated to reflect this accounting change. The effect of this correction is as follows:

                                   As Reported         As Restated
                                   -----------         -----------

Software costs                      $ 549,819           $ 299,819
Shareholders' equity                $ 404,056           $ 154,056
Net loss                            $(299,243)          $(549,243)
Net loss per share                  $   ( .05)          $   ( .09)


     In addition, in the quarter ending December 31, 1999, the Company determined that software costs, which had been capitalized relating to the completion of a major installation of its software, were in fact costs of the project. These costs were initially capitalized, as it was believed these costs would enable the software to be utilized by a wide variety of customers and were incurred after the software prototype was functioning. After a thorough analysis of such costs, management determined that such costs should be expensed as a cost of the project. Accordingly, $200,000 of costs that had been capitalized in the first two quarters of our 2000 fiscal year, were expensed in the quarter ending December 31, 1999.

10.  Subsequent events (unaudited):

     On May 17, 1999, the Company entered into a credit agreement with a financial entity. This new agreement provided the funds to fully repay the note payable to the majority shareholder (Note 2) and the revolving line of credit (Note 4). As of December 31, 1999 (unaudited), the Company had an outstanding balance of $324,190 on this credit agreement. Under the terms of this agreement, which is similar to a factoring arrangement, the Company is able to obtain financing for 85% of specific accounts receivable. The Company pays a processing fee for financing each receivable depending upon the number of days from the funding of the advance until that invoice is paid by the customer. In addition, the Company pays interest on the total amount advanced at a rate equal to the prime rate plus 2%. The receivables are financed on a full recourse basis and, accordingly, this financial arrangement is accounted for as a borrowing. The agreement can be terminated with 30 days notice after certain events are met.


     In January 2000, our lender notified us that our factoring line of credit was being reevaluated due to our operating losses and past-due nature of certain of our customers and, accordingly, future advances under the line were contingent upon meeting underwriting standards. Management met with the lender and negotiated reinstatement of our line of credit. Under the terms of this agreement, our principal stockholder (who is the guarantor of this credit facility) and investors have committed to purchase invoices that reach 90 days past due up to a maximum of $200,000. In addition, the agreement requires the Company to report monthly results of operations to our lender, rather than quarterly. Subsequent to execution of this agreement, the lender began factoring our receivables. In April 2000 the lender informed the Company that they will terminate the line of credit effective April 29, 2000. The Company has obtained a temporary backup line of credit from a bank, with a maximum borrowing limit of $500,000. Interest on the backup line of credit is at 1% over the Wall Street Prime Rate and the line is collateralized by accounts receivable and other assets of the Company. Management is currently negotiating with other lenders in an effort to obtain a working capital line of credit with higher limits.


     Subsequent to March 31, 1999 and through October 19, 1999, the Company raised $471,800 from the sale of its common stock through two private placements. The Company has issued an additional 964,361 shares of common stock in connection with these sales (unaudited).

     In May 1999, the Company adopted the 1999 Equity Incentive Plan (the "Plan"), which provides for awards in the form of options, including incentive stock options (ISOs), nonstatutory options (NSOs), stock bonuses, rights to purchase restricted stock, and stock appreciation rights (SARs). Employees, directors, consultants and advisors of the Company will be eligible for the grant of NSOs, stock bonuses, and rights to purchase restricted stock. Only employees will be eligible for the grant of ISOs and SARs. Options issued are to have exercise prices not less than the fair value of the Company's common stock on the date of grant. The Company has reserved 2,500,000 shares of common stock for issuance pursuant to the exercise of common stock under the plan. In June 1999, the Company granted options to purchase 1,860,000 shares of common stock an exercise price of $.40 per share, and of which 1,474,000 options are subject to future vesting. Options generally vest over a five year period and options expire in July 2009. Management believes that the exercise price of the options granted to employees was equal to the market value of the Company's common stock at the date of grant (based on the Company's private placements of common stock) and, accordingly, no compensation expense has been recorded.

     In May and June of 1999, the Company was named as a defendant in two separate lawsuits in the state of California. One suit was filed by a competing software company and the second by an individual. The suit with a competing software company was settled through mediation in December 1999 with no adverse financial impact on the Company. The suit, brought by the corporation contains many allegations regarding the activities of the Company and two senior officers of the Company, and it seeks damages of an unspecified amount. The individual claims monies owed for past services to an entity previously controlled by an officer of the Company. Management and legal counsel believe that the remaining lawsuit is without merit, have filed counterclaims, and plan to vigorously contest the case. The resolution of this suit is not expected to have a material effect on the Company.

     In June 1999, the Company entered into oral employment contracts, with its Chief Executive Officer, President, Senior Vice President of Sales, and the Chief Financial Officer. These arrangements require annual compensation of approximately $418,000 in the aggregate, payment of performance bonuses, and issuance of stock options at the sole discretion of the Board of Directors. This compensation level is consistent with the amounts paid to senior executives during the year ended March 31, 1999. These agreements are generally for a one-year period and automatically renew, unless terminated by either party with 60-day notice.

     In October 1999, the Company issued to certain investors a total of 147,205 Class A Warrants, each exercisable for one year to purchase a share of our common stock at a price of $1.00 per share. The Class A Warrants expire in October 2000. The Company has the ability to repurchase the warrants if we have registered the exercise of the warrants with the Commission and our public trading price has been more than $2.00 per share for at least ten consecutive trading days. In such event, holders of the warrant will have a 30 day notice period in which to exercise these warrants, and any warrants not exercised will be redeemed at a redemption price of $.01 per share.

     In December 1999, our principal stockholder loaned the company $50,000 in order to meet our obligations. This loan was secured by certain of our software products and carries an interest rate of 15%. The loan is payable in six months with no early repayment penalty. Further, in January 2000, our principal shareholder and related parties loaned the company an additional $87,500 and these loans are secured by a second lien on certain accounts receivable and our software. These loans are payable within 90 days and carry an interest rate of 15%.

     In February 2000, a member of the Company's Board of Directors loaned $100,000 to the Company. This loan was made to meet our operating cash needs to purchase some past-due invoices from our financial institution. This loan is secured by the purchased invoices and a second lien on our software products. The loan carries an interest rate of 15% and is payable in May 2000.

===========================================================================

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

                                iGeniSys, Inc.

                       1,500,000 Shares of Common Stock

                            _________________, 2000

===========================================================================

Until ___________, 2000 (90 days after the
date of this prospectus), all dealers effecting transactions in the shares offered by this pro-spectus -- whether or not participating in the offering - may be required to deliver a copy of this prospectus. Dealers ;may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

       TABLE OF CONTENTS
       -----------------
                          Page
                          ----

Prospectus Summary           2
Risk Factors                 5
Forward-Looking Statements  11    -----------------------------
Use of Proceeds             12
Dividend Policy             13
Capitalization              14             Prospectus
Dilution                    15
Certain Market Information  17    -----------------------------
Management Discussion       19
Business                    24
Management                  34
Certain Transactions        42          ___________, 2000
Principal Stockholders      45
The Company Offering        47
Description of Securities   48
Legal Matters               49
Experts                     49
Available Information       50

             [Alternate Page for Selling Shareholders' Prospectus]

                                  PROSPECTUS

                                iGeniSys, INC.
                       2,955,291 Shares of Common Stock

This is an offering of shares of the common stock of iGeniSys, Inc. by persons who were issued shares of our common stock in prior transactions.

At the same time that this offering will begin, we are offering an additional 1,500,000 shares of our common stock to the public.

          Investing in our common stock involves a high degree of risk. You should read the "Risk Factors" beginning on Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is __________, 2000

             [Alternate Page for Selling Shareholders' Prospectus]

                              About The Offering


* This is an offering of shares of our common stock by persons who were issued shares of our common stock. We refer to these persons as "Selling Shareholders" in this Prospectus. We are registering the common stock covered by this Prospectus in order to fulfill obligations we have under agreements with the Selling Shareholders.

* The Selling Shareholders may offer their shares from time to time either in privately negotiated transactions and, if a public trading market develops for our common stock, then in public market transactions.

* We will not receive any proceeds from the sale of shares by the Selling Shareholders

             [Alternate Page for Selling Shareholders' Prospectus]

                            Summary Financial Data

     The following financial information summarizes the more complete historical financial information enclosed in this prospectus. You should read the information below along with all other financial information and analysis in this prospectus. Please do not assume that the results below indicate results we will achieve in the future.

                                      March 31,
                              ------------------------ December 31,
                                 1999          1998        1999
                              -----------   ----------- -----------

Current assets                $1,107,489    $1,016,316    $560,478

Current liabilities          $(1,467,455)  $(1,047,773)$(1,432,699)

Net working capital deficit    $(359,966)     $(31,457)  $(872,221)

Development costs, net          $299,819       $46,521    $341,155

Equipment, net                  $147,359       $94,078    $147,693

Convertible note payable,
  shareholder                       $-0-      $(75,000)       $-0-

Shareholders' equity (deficit)  $154,056        $5,024  $ (267,280)

Total assets                  $1,894,821    $1,171,699  $1,165,419


                            For the Periods         For the Nine Months
                           Ended March 31,          Ended December 31,
                       ------------------------ -------------------------
                           1999        1998         1999          1998
                       ----------   -----------  ----------- ------------

Revenues              $3,049,128    $1,882,445   $2,032,767   $1,868,671

Operating (loss) income$(466,934)       $5,821    $(813,185)   $(512,527)

Net loss               $(549,243)     $(20,076)   $(893,136)   $(558,702)

Weighted average number
   of shares           6,165,715     4,602,510   10,295,938    4,602,510

Basic and diluted loss
  per share               $(.089)       $(.004)      $(.087)      $(.121)


             [Alternate Page for Selling Shareholders' Prospectus]

                                   DILUTION

                                   [Deleted]

             [Alternate Page for Selling Shareholders' Prospectus]

                 SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

  This Prospectus also relates to the resale of shares of common stock by the Selling Shareholders set forth below. None of the Selling Shareholders have had any material relationship within the past three years with us, or any of our predecessors or affiliates, except as specifically noted.


                           Shares                                  Shares
                     Beneficially Owned       Shares    Beneficially Owned
                     As of Offering Date     Offered      After Offering
                     ------------------      -------     -----------------
Name of                        Percent                            Percent
Beneficial Owner     Number        (1)        Number    Number     (1)(2)
----------------     ------     ------       -------    ------    -------

E. Barry Mansur(7)  264,594       2.4%       126,904   137,690       1.0%

Van D. Hipp, Jr.(8)  27,919        .3%        25,381     2,538         0%

Summer Breeze,
 LLC(9)              28,494        .3%        25,904     2,590         0%

Earnest Mathis IRA
 Rollover (10)       18,594        .2%        16,904     1,690         0%

AMN Investments, Ltd.63,452       1.3%        63,452         0         0%

Gulfstream Financial558,375       5.1%       507,614    50,761        .4%
  Partners, LLC(3)(11)

Gregory Pusey(12)    96,850        .9%        88,405     8,445        .1%

Cambridge Holdings,
 Ltd.(13)           167,612       1.5%       146,552    21,054        .1%

Jill Pusey C/F(14)   21,256        .2%        21,256         0         0%
Christopher Pusey, UGTMA

Jill Pusey C/F(15)   30,590        .3%        30,590         0         0%
Jacqueline Pusey, UGTMA

Sally Rogers(3)(14)  69,797        .6%        63,452     6,345        .1%

Mark M. King(5)(18)  69,797        .6%        63,452     6,345        .1%

Bruce Rogers and
 Sally Rogers,
 JTWROS(4)(18)       41,878        .4%        38,071     3,807         0%

William M.
  Bell(6)(17)        91,878        .8%        38,071    53,807        .4%

Alfred O. Brehmer(18)69,797        .6%        63,452     6,345        .1%

Milton Herson(19)    13,959        .1%        12,690     1,269         0%

Michael Herson(20)   27,919        .3%        25,381     2,538         0%

Henry Fong(21)      654,008       5.9%        59,666    86,728       0.7%

Norman Brownstein    35,381        .2%        25,381    10,000         0%

L.F.S. No. 1 LLC     35,381        .2%        25,381    10,000         0%

Jennings D. Bell, Jr.50,761        .5%        50,761         0         0%

Michael Smith       150,761       1.4%        50,761   100,000        .8%

Iris Smith           50,761        .5%        50,761         0         0%

Wayne Mills         200,000       1.8%       200,000         0         0%

DFG Capital Corp.    48,202        .2%        19,035    29,167        .2%

Kleopatra Georgiades 29,357        .3%        12,690    16,667        .1%

Helene Abrahams         350        nil           350         0         0%

Marshall Abrahams       350        nil           350         0         0%

Gary Agron          257,313       2.4%       257,313         0         0%

Janice Puder Agron   41,020       0.4%        41,020         0         0%

Elaine Asarch           350        nil           350         0         0%

Richard Asarch          350        nil           350         0         0%

Asian Pacific
 Industries Ltd.        350        nil           350         0         0%

Brenda S. Bagg          350        nil           350         0         0%

Gerald A. Bagg          350        nil           350         0         0%

Douglas C. Ball         350        nil           350         0         0%

Milton H. Barbarosh     350        nil           350         0         0%

Ricki Barbarosh         350        nil           350         0         0%

James D. Beatty         350        nil           350         0         0%

Susan Elliot Beatty     350        nil           350         0         0%

Gerald M. Berenstein    350        nil           350         0         0%

Kathy Berenstein        350        nil           350         0         0%

Andrew N. Bernstein     350        nil           350         0         0%

Barbara V. Bernstein    350        nil           350         0         0%

Mitchell H. Bernstein   350        nil           350         0         0%

Angela Bortoluzzi       350        nil           350         0         0%

Eugene Bortoluzzi       350        nil           350         0         0%

Bruce W Breitweiser     350        nil           350         0         0%

Jeannie W. Breitweiser  350        nil           350         0         0%

Arna K. Campbell        350        nil           350         0         0%

Roger R. Campbell       350        nil           350         0         0%

Capital General
 Corporation Limited    350        nil           350         0         0%

Robert Carrier          350        nil           350         0         0%

Ben Casale              350        nil           350         0         0%

Christina Casale        350        nil           350         0         0%

John E. Cathcart        350        nil           350         0         0%

Ki Wai Chan             350        nil           350         0         0%

Ting Sun Chang          350        nil           350         0         0%

Barbara F. Chapman      350        nil           350         0         0%

Jay H. Chapman          350        nil           350         0         0%

Jiansi Chen             350        nil           350         0         0%

Andrew Chu              350        nil           350         0         0%

Kwok Fu Chu             350        nil           350         0         0%

Yin Kam Chu             350        nil           350         0         0%

Naomi R. Cohn           350        nil           350         0         0%

Rennei K. Coleman       350        nil           350         0         0%

Robert J. Coleman       350        nil           350         0         0%

David L. Cove           350        nil           350         0         0%

Jack R. Daugherty       350        nil           350         0         0%

Shelley F. Daugherty    350        nil           350         0         0%

Joseph F. Demeo         350        nil           350         0         0%

Mary Jean Demeo         350        nil           350         0         0%

Ernest DuFresne         350        nil           350         0         0%

James Eller          18,000       0.2%        18,000         0         0%

Joanne Ernsten          350        nil           350         0         0%

Heather Evans           350        nil           350         0         0%

H. Thomas Fehn          350        nil           350         0         0%

Monica R. Fehn          350        nil           350         0         0%

John E. Fitzpatrick     350        nil           350         0         0%

Suzanne Fitzpatrick     350        nil           350         0         0%

Five Oaks Investment
 Corp.                  350        nil           350         0         0%

Wayne Fletcher          350        nil           350         0         0%

Carolyn Fong            350        nil           350         0         0%

Chris Freeman           350        nil           350         0         0%

Maria Freeman           350        nil           350         0         0%

Jeffrey Frieldand       350        nil           350         0         0%

Penelope S. Gallagher   350        nil           350         0         0%

William J. Gallagher    350        nil           350         0         0%

Anthony P. Gargiulo     350        nil           350         0         0%

Marcia A. Gargiulo      350        nil           350         0         0%

Gary E. Keogh           700        nil           700         0         0%

Judith H. Geller        350        nil           350         0         0%

Richard A. Geller       350        nil           350         0         0%

GM/CM Family Partners
 Ltd                280,002       2.6%       280,002         0         0%

Kimberly K. Gollehon    350        nil           350         0         0%

Ronald D. Gollehon      350        nil           350         0         0%

Wendy Avra Gordon       350        nil           350         0         0%

Zachary T. Gordon       350        nil           350         0         0%

Caryljo M. Greenblatt   350        nil           350         0         0%

Phill D. Greenblatt     350        nil           350         0         0%

Gregory Pusey
 Investments          3,366        nil         3,366         0         0%

Ian Gunn                350        nil           350         0         0%

Michele Gunn            350        nil           350         0         0%

Gary Gutterman          350        nil           350         0         0%

Sheila M. Gutterman     350        nil           350         0         0%

Harris Trust Dtd
 8/22/94 Robert Allen
 Strahl Trustee         350        nil           350         0         0%

Kathy Hartzler          500        nil           500         0         0%

Deborah Hattoy-
 Londelius              350        nil           350         0         0%

John Hickey             350        nil           350         0         0%

Marsha Hillhouse        350        nil           350         0         0%

Matthew Hillhouse       350        nil           350         0         0%

Anne Marie Janssens-
 Lens                   350        nil           350         0         0%

Paul F Janssens-Lens    350        nil           350         0         0%

John Epert Family Trust 350        nil           350         0         0%

Leys Johnston-Koyle     350        nil           350         0         0%

Jeffrey E. Kahler       350        nil           350         0         0%

Joshua S. Kanter        350        nil           350         0         0%

Linda B. Kaufmann       350        nil           350         0         0%

Thomas A. Kaufmann      350        nil           350         0         0%

Brian Kelley            350        nil           350         0         0%

Jack D. Kelley          350        nil           350         0         0%

Jane A. Kelley          350        nil           350         0         0%

Teresa M. Kelley        350        nil           350         0         0%

Mary Kilgore            350        nil           350         0         0%

Raymond Kilgore         350        nil           350         0         0%

Cynthia Kirby           350        nil           350         0         0%

Gerald Kirby            350        nil           350         0         0%

Lisa A. Kirby           350        nil           350         0         0%

Michael Kirby           350        nil           350         0         0%

Michael Kleinman        350        nil           350         0         0%

W. Koyle                350        nil           350         0         0%

Janet A. Kritzer        350        nil           350         0         0%

Stuart A. Kritzer       350        nil           350         0         0%

Dave Lageschulte        350        nil           350         0         0%

Noel Langdon            350        nil           350         0         0%

Mrs. Noel Langdon       350        nil           350         0         0%

Bernard Laurent         350        nil           350         0         0%

Corinne Laurent         350        nil           350         0         0%

Jill A. Lee             350        nil           350         0         0%

Herbert I. Lee          350        nil           350         0         0%

Alan J. Levin DDS       350        nil           350         0         0%

Cynthia L. Levin        350        nil           350         0         0%

John T. Lisenby         350        nil           350         0         0%

Mary Jane Lisenby       350        nil           350         0         0%

John Londelius          350        nil           350         0         0%

Patricia Lorenz         350        nil           350         0         0%

Chi Ting Lui            350        nil           350         0         0%

Luen Hing Lui           350        nil           350         0         0%

Michael Lupynec         350        nil           350         0         0%

Stephanie Lupynec       350        nil           350         0         0%

Neil G. Macey           350        nil           350         0         0%

Sharon Marks            350        nil           350         0         0%

Stanley Marks           350        nil           350         0         0%

David K. Marshall       350        nil           350         0         0%

Janet M. Marshall       350        nil           350         0         0%

Earnest Mathis          350        nil           350         0         0%

Mathis Family Partners,
 Ltd., a Partnership269,451       2.5%       269,451         0         0%

Jessie Mathis           350        nil           350         0         0%

Don E. Montague         350        nil           350         0         0%

Betty J. Morey       22,843       0.2%        22,843         0         0%

Richard S Morey      22,843       0.2%        22,843         0         0%

Gary A. Mosko        63,802       0.6%        63,802         0         0%

Paula L. Mosko          350        nil           350         0         0%

Leslie L. Neadeau       350        nil           350         0         0%

Jeane Hays Nerlino      350        nil           350         0         0%

Vincent Nerlino         350        nil           350         0         0%

Paul Newland            350        nil           350         0         0%

Po Ming Ng              350        nil           350         0         0%

Gertrude R. Nittler     350        nil           350         0         0%

Roger J. Nittler        350        nil           350         0         0%

Noraminter Holdings
 Limited                350        nil           350         0         0%

Kurt Ohlson             350        nil           350         0         0%

Tam Ohlson              350        nil           350         0         0%

868982 Ontario Inc.     350        nil           350         0         0%

932027 Ontario Inc.     350        nil           350         0         0%

Carol R. Paderski       350        nil           350         0         0%

David R. Paderski       350        nil           350         0         0%

Fong Nei Pak            350        nil           350         0         0%

C.K.C. Partners         350        nil           350         0         0%

Stuart W. Pattison      350        nil           350         0         0%

Gary B. Peterson        350        nil           350         0         0%

Gordon E. Peterson      350        nil           350         0         0%

Dana L. Phillips        350        nil           350         0         0%

Ramon D. Phillips       350        nil           350         0         0%

C.R. Plaxton            350        nil           350         0         0%

Gail E. Ploen           350        nil           350         0         0%

Jeff P. Ploen           350        nil           350         0         0%

Annette Pluss           350        nil           350         0         0%

Richard G. Pluss        350        nil           350         0         0%

Jeffrey B. Preitauer    350        nil           350         0         0%

Michelle Preitauer      350        nil           350         0         0%

Christopher Pusey
 c/o Greg Pusey         350        nil           350         0         0%

Gregory Pusey           350        nil           350         0         0%

Jill Pusey              350        nil           350         0         0%

Adam Radley             350        nil           350         0         0%

Pamela S. Randall       350        nil           350         0         0%

Richard Randall         350        nil           350         0         0%

Gisela Ratcliff         350        nil           350         0         0%

Richard Ratcliff        350        nil           350         0         0%

Debra S Rhoads          350        nil           350         0         0%

Mitchell E. Rhoads      350        nil           350         0         0%

A. J. Robbins           350        nil           350         0         0%

Barbara J. Robbins      350        nil           350         0         0%

John Robertson          350        nil           350         0         0%

Shane XG Rodgers        350        nil           350         0         0%

Danielle L. Rosendahl   350        nil           350         0         0%

Steven F. Rosendahl     350        nil           350         0         0%

Len Rothstein           350        nil           350         0         0%

Dan Rudden              350        nil           350         0         0%

Peg Rudden              350        nil           350         0         0%

Martha H. Rudman        350        nil           350         0         0%

Ronald L Rudman         350        nil           350         0         0%

Salomon Smith Barney
 Inc                    350        nil           350         0         0%

Barry Schechter         350        nil           350         0         0%

Suzanne Schechter       350        nil           350         0         0%

John W. Scherer         350        nil           350         0         0%

Edward Schlauch         350        nil           350         0         0%

Janice Schneider        350        nil           350         0         0%

Richard Schneider       350        nil           350         0         0%

Chester P. Schwartz     350        nil           350         0         0%

Louise S. Schwartz      350        nil           350         0         0%

Adele A. Seger          350        nil           350         0         0%

Chad Seger              350        nil           350         0         0%

Shaneko Investment
 Corporation            350        nil           350         0         0%

Jeanette I. Shaw        350        nil           350         0         0%

Jerry L. Shaw           350        nil           350         0         0%

Douglas Shields         350        nil           350         0         0%

Mary D. Silleck         350        nil           350         0         0%

R. Hayden Silleck       350        nil           350         0         0%

Dalia Silverman      29,356        nil        12,690    16,666        .1%

Beverle A. Skufca       350        nil           350         0         0%

William Skufca          350        nil           350         0         0%

Martha Sue Sloven       350        nil           350         0         0%

Sam S. Sloven           350        nil           350         0         0%

Snoflake Limited        350        nil           350         0         0%

Stewart Somers          350        nil           350         0         0%

Izzy Sonenreich         350        nil           350         0         0%

Peri G. Sonenreich      350        nil           350         0         0%

Terry J. Spencer     12,690       0.1%        12,690         0         0%

Tak Wing Tang           350        nil           350         0         0%

Wai Tang                350        nil           350         0         0%

Tak Wing Tang           350        nil           350         0         0%

Wai Tang                350        nil           350         0         0%

Yui Tang                350        nil           350         0         0%

Yuk Heung Tang          350        nil           350         0         0%

Yuk Sun Tang            350        nil           350         0         0%

Allan Taylor            350        nil           350         0         0%

Mrs. Allan Taylor       350        nil           350         0         0%

Sany Then               350        nil           350         0         0%

Dirk Tinley             350        nil           350         0         0%

Sian Piek Tjoe          350        nil           350         0         0%

U S Bank National
 Assoc C/FBO         16,904       0.2%        16,904         0         0%

Vilacon Corporation
 Pty, Ltd.              350        nil           350         0         0%

Wayne F. Vuolo          350        nil           350         0         0%

Suk Fan Wai             350        nil           350         0         0%

Donald Wasko            350        nil           350         0         0%

Joanne Wasko            350        nil           350         0         0%

Melvin Wedgle           350        nil           350         0         0%

Mark Weiss              350        nil           350         0         0%

Ingrid E. Whitney       350        nil           350         0         0%

Mary J Wilk             350        nil           350         0         0%

Brenda C. Winter        350        nil           350         0         0%

Richard L Winter        350        nil           350         0         0%

Kenneth J. Wolf         350        nil           350         0         0%

Chi Shing Wong          350        nil           350         0         0%

Kin Wong                350        nil           350         0         0%

Suet Ying Yau           350        nil           350         0         0%

Man Suet Yuen           350        nil           350         0         0%

David E. Zimmerman      350        nil           350         0         0%

Twila K. Zimmerman      350        nil           350         0         0%

Gail R. Zucker          350        nil           350         0         0%

Evan M. Zuckerman       350        nil           350         0         0%


---------------

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the date of this Prospectus, or within 60 days of such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group.

(2)  Assumes the sale of the 1,500,000 share maximum in this offering.

(3) Henry Fong, a Director of the Company, would be deemed a beneficial owner of shares held of record by Gulfstream Financial Partners, LLC by virtue of his ability to exercise shared power to vote and dispose of such shares.

(4) Sally K. Rogers is Carylyn K. Bell's sister and J. Daniel Bell's sister-in-law.

(5) Mark M. King is Carylyn K. Bell's brother and J. Daniel Bell's brother-in-law.

(6)  William M. Bell is J. Daniel Bell's son.

(7) Includes warrants exercisable for one year to purchase 12,690 additional shares of common stock at an exercise price of $1.00 per share.

(8)  Includes warrants exercisable for one year to purchase 2,538 additional
     shares of common stock at an exercise   price of $1.00 per share.

(9) Includes warrants exercisable for one year to purchase 2,590 additional shares of common stock at an exercise price of $1.00 per share.

(10) Includes warrants exercisable for one year to purchase 1,690 additional shares of common stock at an exercise price of $1.00 per share.

(11) Includes warrants exercisable for one year to purchase 50,761 additional shares of common stock at an exercise price of $1.00 per share.

(12) Includes warrants exercisable for one year to purchase 3,807 additional shares of common stock at an exercise price of $1.00 per share.

(13) Includes warrants exercisable for one year to purchase 14,655 additional shares of common stock at an exercise price of $1.00 per share.

(14) Includes warrants exercisable for one year to purchase 6,345 additional shares of common stock at an exercise price of $1.00 per share.

(15) Includes warrants exercisable for one year to purchase 6,345 additional shares of common stock at an exercise price of $1.00 per share.

(16) Includes warrants exercisable for one year to purchase 3,807 additional shares of common stock at an exercise price of $1.00 per share.

(17) Includes warrants exercisable for one year to purchase 3,807 additional shares of common stock at an exercise price of $1.00 per share.

(18) Includes warrants exercisable for one year to purchase 6,345 additional shares of common stock at an exercise price of $1.00 per share.

(19) Includes warrants exercisable for one year to purchase 1,269 additional shares of common stock at an exercise price of $1.00 per share.

(20) Includes warrants exercisable for one year to purchase 2,538 additional shares of common stock at an exercise price of $1.00 per share.

(21) Henry Fong is a director of the Company. Shares include options to purchase 30,000 and warrants to purchase 5,967 shares of additional common stock at an exercise price of $1.00 per share. Also includes 558,375 shares owned of record by Gulfstream Financial Partners, LLC.


     The Selling Shareholders are offering shares of our common stock which were issued to them in prior transactions or are issuable upon exercise of outstanding warrants to purchase shares of our common stock. Of the shares being offered, 1,472,083 shares were issued to the Selling Shareholders upon conversion of a total of $580,000 in bridge loans which the Selling Shareholders had made to our subsidiary. In our agreement to acquire the subsidiary, we agreed to register the common stock in order to induce the Selling Shareholders to convert their outstanding debt. 976,250 of the shares were issued to our original shareholders when we were first organized. The remaining shares being offered by the Selling Shareholders were purchased by them in a private offering which we made in September and October 1999 or are issuable upon exercise of warrants issued in those private offerings. Investors in those offerings were given registration rights as part of their agreement to invest. We are not registering the resale of any warrants held by any Selling Shareholders.


     We have agreed to indemnify the Selling Shareholders against specified liabilities including liabilities under the Securities Act in connection with their offering. The Selling Shareholders have agreed to indemnify us and our directors and officers, as well as any persons controlling our company, against certain liabilities, including liabilities under the Securities Act.

     We will pay all expenses to register the shares, except that the Selling Shareholders will pay any underwriting and brokerage discounts, fees and commissions, specified attorneys' fees and other expenses to the extent applicable to them.


     Selling Shareholders who are affiliates of iGeniSys have agreed not to sell any of their shares until iGeniSys has terminated its offering. We do not intend to develop a public trading market for our common stock until our offering has been terminated.

     Selling Shareholders may sell their shares of common stock either directly or through a broker-dealer or other agent at prices related to prevailing market prices, if a public trading market develops and exists, or negotiated prices, in one or more of the following kinds of transactions:

     * Transactions in the over-the-counter market if a public trading market develops;

     * Transactions on a stock exchange that lists our common stock, or transactions negotiated between Selling Shareholders and purchasers, block sales or otherwise.


     Broker-dealers or agents may purchase shares directly from a Selling Shareholder or sell shares to someone else on behalf of a Selling Shareholder. Broker-dealers may charge commissions to both Selling Shareholders selling common stock, and purchasers buying shares sold by a Selling Shareholder. If a broker buys shares directly from a Selling Shareholder, the broker may resell the shares through another broker, and the other broker may receive compensation from the Selling Shareholder for the resale.

     To the extent required by laws, regulations or agreements we have made, we will use our best efforts to file a Prospectus supplement during the time the Selling Shareholders are offering or selling shares covered by this Prospectus in order to add or correct important information about the plan of distribution for the shares.

     In addition to any other applicable laws or regulations, Selling Shareholders must comply with regulations relating to distributions by Selling Shareholders, including Regulation M under the Securities Exchange Act of 1934, as amended.

     Some states may require that registration, exemption from registration or notification requirements be met before Selling Shareholders may sell their common stock and warrants. Some states may also require Selling Shareholders to sell their common stock only through broker-dealers.

             [Alternate Page for Selling Shareholders' Prospectus]
===========================================================================

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

                                iGeniSys, Inc.

                       2,955,291 Shares of Common Stock

                            _________________, 2000

===========================================================================


Until ___________, 2000 (90 days after the
date of this prospectus), all dealers effecting transactions in the shares offered by this pro-spectus -- whether or not participating in the offering - may be required to deliver a copy of this prospectus. Dealers ;may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

       TABLE OF CONTENTS
       -----------------
                          Page
                          ----
Prospectus Summary           2
Risk Factors                 5
Forward-Looking Statements  11
Use of Proceeds             12
Dividend Policy             13
Capitalization              14
Certain Market Information  17    ----------------------------
Management Discussion       19
Business                    24
Management                  34             Prospectus
Certain Transactions        42
Principal Stockholders      45
Selling Shareholders and          ----------------------------
   Plan of Distribution     56
Description of Securities   48
Legal Matters               49          ___________, 2000
Experts                     49
Available Information       50

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

7-109-101.  Definitions.  As used in this article:

(1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

(2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

(3)  "Expenses" includes counsel fees.

(4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

(5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

(6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

7-109-102.  Authority to indemnify directors.

(1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

     (a)  The person conducted himself or herself in good faith; and

     (b)  The person reasonable believed:

          (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

          (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

     (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

(2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

(3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(4)  A corporation may not indemnify a director under this section:

     (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

     (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.
(5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

7-109-103. Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

7-109-104.  Advance of expenses to directors.

(1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

     (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

     (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

     (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

(2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

(3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

7-109-105.  Court-ordered indemnification of directors.

(1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

     (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

     (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

7-109-106.  Determination and authorization of indemnification of directors.

(1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (-C-) has been made.

(2) The determinations required by subsection (1) of this section shall be made:

     (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

     (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

(3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

     (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

     (b)  By the shareholders.

(4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.
7-109-107.  Indemnification of officers, employees, fiduciaries, and agents.

(1)  Unless otherwise provided in the articles of incorporation:

     (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

     (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

     (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

7-109-108. Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

7-109-109.  Limitation of indemnification of directors.

(1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

(2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

7-109-110. Notice to shareholder of indemnification of director. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                 *     *     *

     b. Article XII of Registrant's Articles of Incorporation provide that the corporation may indemnify each director, officer, and any employee or agent of the corporation, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation to the extent permitted by the law as recited above in subparagraph (a).

     c. Article XII of Registrant's Articles of Incorporation provides, in part:

               "e. To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director."

Item 25.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the offering are to be borne by us, are as follows:



     SEC Filing Fee                       $   3,000
     Printing Expenses                        5,000
     Accounting Fees and Expenses            15,000
     Legal Fees and Expenses                 25,000
     Blue Sky Fees and Expenses               5,000
     Registrar and Transfer Agent Fee         2,000
     Offering Expenses                       30,000
     Miscellaneous                           15,000
                                          ----------
     Total                                $ 100,000
                                          ==========

Item 26.  Recent Sales of Unregistered Securities.

     1. In March, 1999, we issued to a total of 17 persons, all of whom qualified as "accredited investors" and aggregate of 1,472,083 shares of common stock in conversion of an aggregate of $580,000 in convertible debt. In addition, in September 1999, we issued to these persons pro rata warrants exercisable to purchase a total of 147,209 shares of common stock at a price of $1.00 per share. The shares and warrants were restricted securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

     2. In March, 1999, we issued to four (4) persons an aggregate of 7,516,740 shares of common stock in exchange for all of the issued and outstanding shares of capital stock of GeniSys Information Systems, Inc. The shares were issued exclusively to persons who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act.


     3. Between April and October 1999, we issued an aggregate of 505,838 shares of common stock in consideration of $199,300, or $.394 per share. The shares were issued exclusively to nine investors who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.


     4. Between May and August 1999, we granted stock options exercisable to purchase 1,860,000 shares of our common stock to employees and consultants under our Equity Incentive Plan. The options are non-transferrable under the Plan. The options were granted in reliance upon the exemption contained in Section 4(2) of the Securities Act.

     5. Between September and October 1999, we issued an aggregate of 454,167 shares of common stock and 125,000 warrants in consideration of $272,500, or $.60 per share. The shares were issued exclusively to six investors who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act.
          The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.


Item 27.  Exhibits

     a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit No.    Title
----------     -----


    2.0 Agreement Concerning the Exchange of Common Stock between Zion Enterprises, Inc. and GeniSys Information Systems, Inc. with exhibits

*  3.1         Amended and Restated Articles of Incorporation

*  3.2         Bylaws

*  4.1         Specimen Common Stock Certificate

*  4.2         Specimen Warrant Certificate

*  4.3         Form of Subscription Agreement

*   5.0        Opinion of Neuman & Drennen, LLC

*  10.1        1999 Equity Incentive Plan

    10.2       Computer Sciences Corporation/IRS Prime Subcontract Agreement

    10.3       Arthur Andersen, LLP Subcontract Agreement for Chem Demil

    10.4       Arthur Andersen, LLP Subcontract Agreement for Air Products,
               Inc.

    10.5       Consulting and Software Licence Agreement with Kinkos, Inc.

    10.6       Agreement with Cable Constructors, Inc. for Charter
               Communications, Inc.

    10.7       Agreement with Nivo International Corporation

    10.8       Proposal for Work with ABB Network Management

    10.9       Statement of Work Phase One for Charter Communications, Inc.

    10.10 Office Sublease with Old Republic National Title Insurance Company (Houston)

    10.11 Koll Business Center Lease with John Hancock Mutual Life Insurance Company (Torrance, California)

    10.12      Revolving Loan Agreement with Guaranty Bank & Trust Company

    10.13      Employment Agreement with Cameron Kruse

    10.14      Employment Agreement with Craig Crawford

    10.15      Employment Agreement with Jeff Spencer

*   21.0       List of Subsidiaries

    23.1       Consent of Neuman & Drennen, LLC

    23.2       Consent of Gelfond Hochstadt Pangburn, P.C.

-------------------

*    Previously filed


Item 28.       Undertakings

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          c. Include any additional or changed material information on the plan of distribution.

     2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     5. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Pre-Effective Amendment No. 2 to Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Denver, State of Colorado on the 1st day of May, 2000.

                                   iGENISYS, INC.


                                   By:  /s/ J. Daniel Bell
                                        ---------------------------------
                                        J. Daniel Bell, President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities with iGeniSys, Inc. and on the dates indicated.

Signature                          Position                 Date
---------                          --------                 ----

/s/ Daniel J. Bell           Chairman of the Board         5/1/00
------------------------          President,
Daniel J. Bell              Chief Executive Officer


/s/ Carylyn K. Bell           Director, Secretary
------------------------                                   5/1/00
Carylyn K. Bell


/s/ Walter Strycker                Director                5/1/00
------------------------
Walter Strycker


/s/ Henry Fong                     Director                5/1/00
------------------------
Henry Fong


/s/ Craig Crawford            Vice President and           5/1/00
------------------------    Chief Financial Officer
Craig Crawford